==============================================================================

     As filed with the Securities and Exchange Commission on June 2, 1997
                                              Registration No. 333-27919______






                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -------------


                            AMENDMENT NO. 1 TO

                                 FORM S-3
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933

                               -------------


                MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

          (Exact name of registrant as specified in its charter)


                DELAWARE                             36-3145972
      (State or other jurisdiction               (I.R.S. Employer
   of incorporation or organization)              Identification Number)

                                 -------------


                               1585 Broadway
                         New York, New York 10036
                              (212) 761-4000
            (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)


                                 -------------


                        Christine A. Edwards, Esq.
        Executive Vice President, Chief Legal Officer and Secretary
                Morgan Stanley, Dean Witter, Discover & Co.
                               1585 Broadway
                         New York, New York 10036
                              (212) 761-4000

         (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -------------

                                Copies To:

         Joseph W. Armbrust, Esq.        John M. Brandow, Esq.
            Brown & Wood LLP             Davis Polk & Wardwell
          One World Trade Center         450 Lexington Avenue
         New York, New York 10048       New York, New York 10017

                               -------------




               Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

               If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

               If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

               If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

               If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

               If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                               CALCULATION OF REGISTRATION FEE
================================================================================================================================
   Title of each class of            Amount to                Proposed maximum           Proposed maximum          Amount of
 securities to be registered       be registered       offering price per security(1) aggregate offering price(1) registration fee
---------------------------------------------------------------------------------------------------------------------------------
Debt Securities...............
Warrants (2)..................
Preferred Stock (3)........... $7,000,000,000(7(8)          100%                      $7,000,000,000           $2,121,213 (9)
Depositary Shares (4).........
Purchase Contracts (5)........
Units(6)......................
================================================================================================================================


(1) Estimated solely for purposes of calculating the registration fee.


(2) There are being registered hereby such indeterminate number of Warrants as may be issued by the Registrant at indeterminate prices. Such Warrants may be issued together with any Debt Securities or Purchase Contracts or both. Warrants may be exercised to purchase Debt Securities registered hereby or to purchase or sell (i) securities of an entity unaffiliated with the Registrant, a basket of such securities, an index or indices of such securities or any combination of the above, (ii) currencies or composite currencies or (iii) commodities.

(3) There are being registered hereby such indeterminate number of shares of Preferred Stock as may from time to time be issued at indeterminate prices.

(4) There are being registered hereby such indeterminate number of Depositary Shares as may be issued in the event that the Registrant elects to offer fractional interests in shares of the Preferred Stock registered hereby.

(5) There are being registered hereby such indeterminate number of Purchase Contracts as may be issued by the Registrant at indeterminate prices. Such Purchase Contracts may be issued together with any Debt Securities or Warrants or both. Purchase Contracts may require the holders thereof to purchase or sell (i) securities of an entity unaffiliated with the Registrant, a basket of such securities, an index or indices of such securities or any combination of the above, (ii) currencies or composite currencies or (iii) commodities.

(6) There are being registered hereby such indeterminate number of Units as may be issued at indeterminate prices. Units may consist of one or more Purchase Contracts, Warrants and Debt Securities or any combination of the above.


(7) Represents an increase from the $1,000,000 of Debt Securities, Warrants, Preferred Stock, Depositary Shares, Purchase Contracts and Units (collectively, "Securities") initially covered by this Registration Statement as filed on May 28, 1997. This registration statement also relates to offers and sales of Securities in connection with market-making transactions by and through affiliates of the Registrant (subject, with respect to Preferred Stock and Depositary Shares, to approval of the New York Stock Exchange in connection with market-making transactions by and through Dean Witter Reynolds Inc. and Morgan Stanley & Co. Incorporated).

(8) Or, if any Debt Securities are issued at an original issue discount, such greater amount as shall result in aggregate net proceeds not in excess of $7,000,000,000 to the Registrant or, if any Securities are issued with an offering price payable in a foreign currency or composite currency, such amount as shall result in an aggregate initial offering price equivalent to $7,000,000,000 at the time of initial offering.

(9) Includes $304 which was paid on May 28, 1997. The balance being paid with the filing of this Amendment No. 1 is $2,120,909.







               The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission (the "Commission"), acting pursuant to Section 8(a), may determine.



==============================================================================


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.





Prospectus (Subject to Completion, Issued June 2, 1997)


                              $7,000,000,000

                Morgan Stanley, Dean Witter, Discover & Co.
                              DEBT SECURITIES
                                 WARRANTS
                              PREFERRED STOCK
                            PURCHASE CONTRACTS
                                   UNITS
                        ---------------------------

      Morgan Stanley, Dean Witter, Discover & Co. (the "Company") may offer and issue from time to time its debt securities ( "Debt Securities") in one or more series. Debt Securities may be issuable in registered form without coupons or in bearer form with or without coupons attached. The Company also may issue and sell warrants to purchase Debt Securities ("Debt Warrants") or to purchase or sell (i) securities of an entity unaffiliated with the Company, a basket of such securities, an index or indices of such securities or any combination of the above, (ii) currencies or composite currencies or (iii) commodities ("Universal Warrants," and together with Debt Warrants, the "Warrants"), as set forth in the applicable Prospectus Supplement on terms to be determined at the time of sale. The Company also may offer and issue from time to time purchase contracts ( "Purchase Contracts") requiring the holders thereof to purchase or sell (i) securities of an entity unaffiliated with the Company, a basket of such securities, an index or indices of such securities or any combination of the above, (ii) currencies or composite currencies or (iii) commodities, as set forth in the applicable Prospectus Supplement on terms to be determined at the time of sale. The Company may satisfy its obligations, if any, with respect to any Universal Warrants or Purchase Contracts by delivering the underlying securities, currencies or commodities or, in the case of underlying securities or commodities, the cash value thereof, as set forth in the applicable Prospectus Supplement. Debt Securities, Purchase Contracts and Warrants or any combination thereof may be offered in the form of Units ("Units"). Units may be issued as Definitive Units or Book-Entry Units.

      The Company will offer Debt Securities, Warrants, Purchase Contracts and Units to the public on terms determined by market conditions. Debt Securities, Warrants, Purchase Contracts and Units may be sold for U.S. dollars, foreign denominated currency or currency units; principal of and any interest on Debt Securities and cash amounts payable with respect to Warrants or Purchase Contracts may likewise be payable in U.S. dollars, foreign denominated currency or currency units, in each case, as the Company specifically designates.

      The Company may also offer and issue from time to time in one or more series its Preferred Stock, par value $0.01 per share, on terms to be determined at the time of sale. The Debt Securities, Warrants, Purchase Contracts, Units and Preferred Stock are hereinafter collectively referred to as the "Securities."

      The accompanying Prospectus Supplement will set forth the specific terms of the Securities, including (i) in the case of Debt Securities, the ranking as senior or subordinated Debt Securities, the specific designation, aggregate principal amount, purchase price, maturity, redemption terms, interest rate (or manner of calculation thereof), time of payment of interest (if any), terms for any conversion or exchange (including the terms relating to the adjustment thereof), listing (if any) on a securities exchange and any other specific terms of the Debt Securities, (ii) in the case of Warrants, whether such Warrants are Debt Warrants or Universal Warrants, and in the case of Universal Warrants, the
(a) security, basket of securities, index or indices of securities, (b) currencies or composite currencies or (c) commodities, underlying such Universal Warrants and, in any case, the exercise price and other specific terms of the Warrants, (iii) in the case of Purchase Contracts, the (a) security, basket of securities, index or indices of securities, (b) currencies or composite currencies or (c) commodities, underlying such Purchase Contracts and other specific terms of such Purchase Contracts, (iv) in the case of Units, the particular combination of Purchase Contracts, Warrants and Debt Securities comprising such Units and any other specific terms of such Units and (v) in the case of a particular series of Preferred Stock, the specific designation, the aggregate number of shares offered, the dividend rate (or manner of calculation thereof), the dividend periods (or manner of calculation thereof), the stated value of the shares of such series, the voting rights of the shares of such series, whether and on what terms the shares of such series may be redeemed at the option of the Company, whether depositary shares representing shares of such series of Preferred Stock will be offered and if so, the fraction of a share of Preferred Stock represented by each depositary share, listing (if any) on a securities exchange and any other specific terms of such series of Preferred Stock being offered. The accompanying Prospectus Supplement will also set forth the name of and compensation to each dealer, underwriter or agent (if any) involved in the sale of the Securities being offered and the managing underwriters with respect to any Securities sold to or through underwriters. Any such underwriters (and any representative thereof), dealers or agents in the United States will include Morgan Stanley & Co. Incorporated ("MS & Co.") and/or Dean Witter Reynolds Inc. ("DWR") and any such underwriters (and any representative thereof), dealers or agents outside the United States will include Morgan Stanley & Co. International Limited ("MSIL"), Dean Witter International Ltd. ("DWIL") or other affiliates of the Company.

                           ---------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                             CRIMINAL OFFENSE.

                           ---------------------------

      Securities may be offered through dealers, underwriters or agents designated from time to time, as set forth in the accompanying Prospectus Supplement. Net proceeds to the Company will be the purchase price in the case of sales to a dealer, the public offering price less discount in the case of sales to an underwriter or the purchase price less commission in the case of sales through an agent -- in each case, less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.


      Following the initial distribution of a series of Securities, MS & Co., MSIL, DWR, DWIL and other affiliates of the Company may offer and sell previously issued Securities in the course of their businesses as broker-dealers (subject, in the case of Preferred Stock and Depositary Shares, to obtaining any necessary approval of The New York Stock Exchange for any such offers and sales by MS & Co. and DWR ). MS & Co., MSIL, DWR, DWIL and such other affiliates may act as a principal or agent in such transactions. This Prospectus and the accompanying Prospectus Supplement may be used by MS & Co., MSIL, DWR, DWIL and such other affiliates in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale.


                           ---------------------------

                           MORGAN STANLEY DEAN WITTER

June      , 1997

                                                                          1

      No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy Securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                           ---------------------------

                              AVAILABLE INFORMATION


      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Effective May 31, 1997, Morgan Stanley Group Inc. ("Morgan Stanley") merged with and into Dean Witter, Discover & Co. ("Dean Witter Discover"), which, as the surviving corporation, was renamed Morgan Stanley, Dean Witter, Discover & Co. Prior to the merger, Morgan Stanley was subject to the information requirements of the Exchange Act. Reports, proxy statements and other information filed by the Company (and, prior to the merger, by Morgan Stanley) with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Website that contains reports, proxy and other information regarding registrants that file electronically, such as the Company. The address of the Commission's Website is http:/www.sec.gov. The Company's Common Stock, par value $0.01 per share (the "Common Stock"), is listed on the New York Stock Exchange, Inc. (the "NYSE") and the Pacific Stock Exchange, Inc. Reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104 or 618 South Spring Street, Los Angeles, California 90014.


      This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                           ---------------------------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


      The following documents previously filed with the Commission under the Exchange Act by the Company are incorporated herein by reference:


       (a) Annual Report on Form 10-K for the fiscal period ended December 31, 1996;

       (b)  Quarterly  Report on Form 10-Q for the quarter ended March 31, 1997;


       (c) Current Reports on Form 8-K dated January 22, 1997, February 4, 1997 (two reports), February 20, 1997, February 27, 1997, February 28, 1997, April 15, 1997, April 17, 1997 (two reports), April 30, 1997 and May 31, 1997; and


       (d) the Company's Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Exchange Act on April 26, 1995, as amended by the Form 8-A/A dated May 4, 1995 which relates to the Company's Shareholder Rights Plan.

      The following documents previously filed with the Commission under the Exchange Act by Morgan Stanley, a predecessor of the Company, are incorporated herein by reference:

       (a) Annual Report on Form 10-K for the fiscal period ended November 30, 1996;

       (b) Quarterly Report on Form 10-Q for the quarter ended February 28, 1997; and

       (c) Current Reports on Form 8-K dated December 18, 1996, December 26, 1996, January 7, 1997, January 24, 1997, February 4, 1997, February 5, 1997,
February 20, 1997, February 21, 1997, February 28, 1997, March 27, 1997, April 14, 1997, April 17, 1997 and April 30, 1997.


      All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the later of (i) the termination of the offering of the Securities and (ii) the date on which MS & Co., MSIL, DWR, DWIL and other affiliates of the Company cease offering and selling previously issued Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any document incorporated or deemed to be incorporated by reference herein has not been nor shall be submitted for review under the clearance procedures of the Commission des Operations de Bourse of the Paris Bourse, except as required in connection with the listing of any Securities on the Paris Bourse.


      Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      Copies of the above documents (excluding exhibits) may be obtained upon request without charge from the Company, 1585 Broadway, New York, New York 10036, Attention: Investor Relations (telephone number (212) 762-8131).

                           ---------------------------

      CERTAIN PERSONS PARTICIPATING IN THE OFFERING OF THE SECURITIES MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OR ANY SECURITIES THE PRICES OF WHICH MAY BE USED TO DETERMINE PAYMENTS ON THE SECURITIES. SPECIFICALLY, THE AGENTS SPECIFIED IN THE RELEVANT PROSPECTUS SUPPLEMENT OR PRICING SUPPLEMENT MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE SECURITIES OR ANY SECURITIES THE PRICES OF WHICH MAY BE USED TO DETERMINE PAYMENTS ON THE SECURITIES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION" IN THIS PROSPECTUS AND "PLAN OF DISTRIBUTION" OR "UNDERWRITING" IN THE RELEVANT PROSPECTUS SUPPLEMENT AND PRICING SUPPLEMENT.



                                   THE COMPANY


      Morgan Stanley, Dean Witter, Discover & Co. is a preeminent global financial services firm that maintains leading market positions in each of its three primary businesses -- securities, asset management and credit services. The Company is a combination of Dean Witter Discover and Morgan Stanley pursuant to a merger (the "Merger") that was effected on May 31, 1997 in which Morgan Stanley was merged with and into Dean Witter Discover. The Company combines three well recognized brands in the financial services industry: Discover(R) Card, Morgan Stanley and Dean Witter. The Company combines Morgan Stanley's global strengths in investment banking, including in the origination of quality underwritten public offerings and mergers and acquisitions, institutional sales and trading and global asset management with Dean Witter Discover's strengths in providing investment and asset management services to its customers and in providing quality consumer credit products to its customers, primarily through its Discover Card brand. At December 31, 1996, the Company had the third largest account executive sales organization in the United States, with approximately 9,100 professional account executives and 371 branches, and one of the largest global asset management operations, with total assets under management and administration of approximately $271 billion. In addition, based on its approximately 39 million general purpose credit card accounts as of December 31, 1996, the Company is the nation's largest credit card issuer as measured by number of accounts and cardmembers.


      The Company conducts its business from its head office in New York City, regional offices and branches throughout the United States, and through 28 principal offices in 19 countries outside the United States. Dean Witter Discover was incorporated under the laws of the State of Delaware in 1981 and its predecessor companies date back to 1924. Morgan Stanley was incorporated under the laws of the State of Delaware in 1975 and its predecessor companies date back to 1935. The Company's principal executive offices are at 1585 Broadway, New York, New York 10036, and its telephone number is (212) 761-4000. Unless the context otherwise requires, the term "Company" means Morgan Stanley, Dean Witter, Discover & Co. and its consolidated subsidiaries.

                                 USE OF PROCEEDS

      The net proceeds from the sale of the Securities offered hereby will be used for general corporate purposes of the Company, which may include additions to working capital, the redemption of outstanding preferred stock and the repayment of indebtedness or for such other purposes set forth in the applicable Prospectus Supplement. The Company anticipates that it will raise additional funds from time to time through equity or debt financing, including borrowings under revolving credit agreements, to finance its businesses worldwide.


                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
           AND EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


      The following table sets forth the consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for the Company for the periods indicated. The fiscal year information combines the historical financial information of Dean Witter Discover for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 with the historical financial information of Morgan Stanley for the fiscal years ended November 30, 1996, 1995, 1994, 1993 and 1992. The first fiscal quarter information combines the unaudited historical financial information of Dean Witter Discover for the fiscal quarters ended March 31, 1997 and 1996 with the historical financial information of Morgan Stanley for the fiscal quarters ended February 28, 1997 and February 29, 1996.



                                Fiscal First Quarter                 Fiscal Year
                                --------------------  -----------------------------------------------
                                   1997     1996        1996      1995      1994      1993      1992
                                 -------- --------    --------  --------  --------  --------  --------
Ratio of earnings to
      fixed charges...........      1.4      1.4        1.3        1.3      1.3        1.4       1.3
Ratio of earnings to
      fixed charges and
      preferred stock
      dividends...............      1.3      1.4        1.3        1.3      1.3        1.4       1.3


      For the purpose of calculating the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends, earnings consist of income before income taxes and fixed charges (exclusive of preferred stock dividends). Additionally, "earnings" in 1992 excludes a nonrecurring gain of $32.1 million from the initial public offering of 25.7% of SPS Transaction Services, Inc. For the purposes of calculating both ratios, fixed charges include interest expense, capitalized interest and that portion of rentals representative of an interest factor. Additionally, for the purposes of calculating the ratio of earnings to fixed charges and preferred stock dividends, preferred stock dividends (on a pre-tax basis) are included in the denominator of the ratio.

                         DESCRIPTION OF DEBT SECURITIES

      The Debt Securities will constitute either senior or subordinated debt of the Company and will be issued, in the case of Debt Securities that will be senior debt, under a Senior Indenture dated as of April 15, 1989, as supplemented by a First Supplemental Senior Indenture dated as of May 15, 1991 and a Second Supplemental Senior Indenture dated as of April 15, 1996, each between Morgan Stanley (as predecessor to the Company) and The Chase Manhattan Bank (formerly known as Chemical Bank), as Trustee, and by a Third Supplemental Senior Indenture dated as of June 1, 1997, between the Company and The Chase Manhattan Bank, as Trustee (as so supplemented, the "Senior Debt Indenture"), and, in the case of Debt Securities that will be subordinated debt, under a Subordinated Indenture dated as of April 15, 1989, as supplemented by a First Supplemental Subordinated Indenture dated as of May 15, 1991 and a Second Supplemental Subordinated Indenture dated as of April 15, 1996 each between Morgan Stanley (as predecessor to the Company) and The First National Bank of Chicago, as Trustee, and by a Third Supplemental Subordinated Indenture dated as of June 1, 1997, between the Company and The First National Bank of Chicago, as Trustee (as so supplemented, the "Subordinated Debt Indenture"). The Senior Debt Indenture and Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." The Chase Manhattan Bank and The First National Bank of Chicago are hereinafter referred to individually as a "Trustee" and collectively as the "Trustees."

      The following summaries of certain provisions of the Indentures and the Debt Securities do not purport to be complete and such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein, and for other information regarding the Debt Securities. Numerical references in parentheses below are to sections in the applicable Indenture. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Indentures are substantially identical, except for the provisions relating to subordination and the Company's negative pledge. See "Subordinated Debt" and "Certain Covenants." The Debt Securities offered by this Prospectus and the accompanying Prospectus Supplement are referred to herein as the "Offered Debt Securities." As used under this caption and the captions "Description of Warrants," "Description of Capital Stock," "Description of Purchase Contracts" and "Description of Units," the term "Company" means Morgan Stanley, Dean Witter, Discover & Co.

General


      Neither of the Indentures limits the amount of additional indebtedness that the Company or any of its subsidiaries may incur. The Debt Securities will be unsecured senior or subordinated obligations of the Company. Most of the assets of the Company are owned by its subsidiaries. Therefore, the Company's rights and the rights of its creditors, including holders of Debt Securities, to participate in the assets of any subsidiary upon such subsidiary's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. In addition, dividends, loans and advances from certain subsidiaries to the Company are restricted by legal requirements, including (in the case of MS & Co. and DWR) net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies and (in the case of Greenwood Trust Company, a Delaware chartered bank and an indirect wholly owned subsidiary of the Company, and other bank subsidiaries) by banking regulations.


      The Indentures provide that Debt Securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies, including European Currency Units ("ECUs"). Special United States federal income tax considerations applicable to any Debt Securities so denominated are described in the relevant Prospectus Supplement.

      Reference is made to the Prospectus Supplement for the following terms of and information relating to the Offered Debt Securities (to the extent such terms are applicable to such Debt Securities): (i) classification as senior or subordinated Debt Securities, the specific designation, aggregate principal amount, purchase price and denomination; (ii) currency or units based on or relating to currencies in which such Debt Securities are denominated and/or in which principal (and premium, if any) and/or interest will or may be payable;
(iii) any date of maturity; (iv) interest rate or rates (or the method by which such rate or rates will be determined), if any; (v) the dates on which any such interest will be payable; (vi) the place or places where the principal of, premium, if any, and interest, if any, on the Offered Debt Securities will be payable; (vii) any repayment, redemption, prepayment or sinking fund provisions;
(viii) whether the Offered Debt Securities will be issuable in registered form or bearer form ("Bearer Securities") or both and, if Bearer Securities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Bearer Securities; (ix) the terms, if any, on which such Debt Securities may be converted into or exchanged for stock or other securities of the Company or other entities, any specific terms relating to the adjustment thereof and the period during which such Debt Securities may be so converted or exchanged; (x) any applicable United States federal income tax consequences, including whether and under what circumstances the Company will pay additional amounts on Offered Debt Securities held by a person who is not a U.S. person (as defined in the Prospectus Supplement) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts; and (xi) any other specific terms of the Offered Debt Securities, including any additional events of default or covenants provided for with respect to such Debt Securities, and any terms which may be required by or advisable under applicable laws or regulations.

      Debt Securities may be presented for exchange and registered Debt Securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the applicable Indenture. Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

      Debt Securities will bear interest at a fixed rate (a "Fixed Rate Security") or a floating rate (a "Floating Rate Security"). Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant Prospectus Supplement.

      Debt Securities may be issued, from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of such Debt Securities may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable Prospectus Supplement.

Senior Debt

      The Debt Securities and, in the case of Bearer Securities, any coupons appertaining thereto (the "Coupons"), that will constitute part of the senior debt of the Company will be issued under the Senior Debt Indenture and will rank pari passu with all other unsecured and unsubordinated debt of the Company.

Subordinated Debt

      The Debt Securities and Coupons that will constitute part of the subordinated debt of the Company will be issued under the Subordinated Debt Indenture and will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Debt Indenture, to all "Senior Indebtedness" of the Company. The Subordinated Debt Indenture defines "Senior Indebtedness" as obligations (other than nonrecourse obligations, the subordinated Debt Securities or any other obligations specifically designated as being subordinate in right of payment to Senior Indebtedness) of, or guaranteed or assumed by, the Company for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations. (Subordinated Debt Indenture, Section 1.1)

      In the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of the Company or a substantial part of its property, or (b) that (i) a default shall have occurred with respect to the payment of principal of (and premium, if any) or any interest on or other monetary amounts due and payable on any Senior Indebtedness or (ii) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, or interest, or other monetary amounts due and payable) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such event of default shall have continued beyond the period of grace, if any, in respect thereof, and such default or event of default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of and accrued interest on the subordinated Debt Securities shall have been declared due and payable upon an Event of Default pursuant to Section 5.1 of the Subordinated Debt Indenture and such declaration shall not have been rescinded and annulled as provided therein, then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount unpaid thereon, or provision shall be made for such payment in money or money's worth, before the holders of any of the subordinated Debt Securities or Coupons are entitled to receive a payment on account of the principal of (and premium, if any) or any interest on the indebtedness evidenced by such subordinated Debt Securities or such Coupons. (Subordinated Debt Indenture, Section 13.1) If this Prospectus is being delivered in connection with a series of subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness outstanding as of the end of the most recent fiscal quarter.

Certain Covenants

      Negative Pledge. The Senior Debt Indenture provides that the Company and any successor corporation will not, and will not permit any Subsidiary (as defined below) to, create, assume, incur or guarantee any indebtedness for borrowed money secured by a pledge, lien or other encumbrance (except for certain liens specifically permitted by such Indenture) on (i) the Voting Securities (as defined below) of MS & Co., MSIL, DWR, Greenwood Trust Company, or any Subsidiary succeeding to any substantial part of the business now conducted by any of such corporations (collectively, the "Principal Subsidiaries") or (ii) Voting Securities of a Subsidiary that owns, directly or indirectly, Voting Securities of any of the Principal Subsidiaries (other than directors' qualifying shares) without making effective provisions whereby the Debt Securities issued under such Indenture will be secured equally and ratably with such secured indebtedness. "Subsidiary" means any corporation, partnership or other entity of which at the time of determination the Company owns or controls directly or indirectly more than 50% of the shares of the voting stock or equivalent interest. "Voting Securities" means stock of any class or classes having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees of the Subsidiary in question, provided that, for the purposes hereof, stock which carries only the right to vote conditionally on the happening of an event shall not be considered voting stock whether or not such event shall have happened. (Senior Debt Indenture, Section 3.6)

      Merger, Consolidation, Sale, Lease or Conveyance. Each Indenture provides that the Company will not merge or consolidate with any other person and will not sell, lease or convey all or substantially all its assets to any person, unless the Company shall be the continuing corporation, or the successor corporation or person that acquires all or substantially all the assets of the Company shall be a corporation organized under the laws of the United States or a state thereof or the District of Columbia and shall expressly assume all obligations of the Company under the Indenture and the Debt Securities issued thereunder, and immediately after such merger, consolidation, sale, lease or conveyance, the Company, such person or such successor corporation shall not be in default in the performance of the covenants and conditions of such Indenture to be performed or observed by the Company. (Indentures, Section 9.1) This covenant would not apply to a recapitalization transaction, a change of control of the Company or a highly leveraged transaction unless such transactions or change of control were structured to include a merger or consolidation or sale, lease or conveyance of all or substantially all of the assets of the Company.

      Except as may be described in a Prospectus Supplement applicable to a particular series of Debt Securities, there are no covenants or other provisions in the Indentures providing for a put or increased interest or otherwise that would afford holders of Debt Securities additional protection in the event of a recapitalization transaction, a change of control of the Company or a highly leveraged transaction.

Events of Default

      An Event of Default is defined under each Indenture with respect to Debt Securities of any series issued under such Indenture as being: (a) default in payment of any principal of the Debt Securities of such series, either at maturity (or upon any redemption), by declaration or otherwise; (b) default for 30 days in payment of any interest on any Debt Securities of such series; (c) default for 60 days after written notice in the observance or performance of any other covenant or agreement in the Debt Securities of such series or such Indenture other than a covenant included in such Indenture solely for the benefit of a series of Debt Securities other than such series; (d) certain events of bankruptcy, insolvency or reorganization; (e) failure by the Company to make any payment at maturity, including any applicable grace period, in respect of indebtedness, which term as used in each of the Indentures means obligations (other than nonrecourse obligations or the Debt Securities of such series issued under such Indenture) of, or guaranteed or assumed by, the Company for borrowed money or evidenced by bonds, debentures, notes or other similar instruments ("Indebtedness") in an amount in excess of $10,000,000 and continuance of such failure for a period of 30 days after written notice thereof to the Company by the Trustee, or to the Company and the Trustee by the holders of not less than 25% in principal amount of such outstanding Debt Securities (treated as one class) issued under such Indenture; or (f) default with respect to any Indebtedness, which default results in the acceleration of Indebtedness in an amount in excess of $10,000,000 without such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled for a period of 30 days after written notice thereof to the Company by the Trustee, or to the Company and the Trustee by the holders of not less than 25% in principal amount of such outstanding Debt Securities (treated as one class) issued under such Indenture; provided, however, that if any such failure, default or acceleration referred to in clause (e) or clause (f) above shall cease or be cured, waived, rescinded or annulled, then the Event of Default by reason thereof shall be deemed likewise to have been thereupon cured. (Indentures, Section 5.1)

      Each Indenture provides that (a) if an Event of Default due to the default in payment of principal of, premium, if any, or interest on, any series of Debt Securities issued under such Indenture or due to the default in the performance or breach of any other covenant or warranty of the Company applicable to the Debt Securities of such series but not applicable to all outstanding Debt Securities issued under such Indenture shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of such Debt Securities of each such affected series (treated as one class) issued under such Indenture and then outstanding may then declare the principal of all Debt Securities of each such affected series and interest accrued thereon to be due and payable immediately; and (b) if an Event of Default due to a default in the performance of any other of the covenants or agreements in such Indenture applicable to all outstanding Debt Securities issued under such Indenture and then outstanding or due to certain events of bankruptcy, insolvency or reorganization of the Company shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all Debt Securities issued under such Indenture and then outstanding (treated as one class) may declare the principal of all such Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of (or premium, if any) or interest on such Debt Securities) by the holders of a majority in principal amount of the Debt Securities of all such affected series then outstanding. (Indentures, Sections 5.1 and 5.10)

      Each Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the holders of Debt Securities (treated as one class) issued under such Indenture before proceeding to exercise any right or power under such Indenture at the request of such holders. (Indentures, Section 6.2) Subject to such provisions in each Indenture for the indemnification of the Trustee and certain other limitations, the holders of a majority in principal amount of the outstanding Debt Securities (treated as one class) issued under such Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. (Indentures, Section 5.9)

      Each Indenture provides that no holder of Debt Securities issued under such Indenture may institute any action against the Company under such Indenture (except actions for payment of overdue principal or interest) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in principal amount of the Debt Securities of each affected series (treated as one class) issued under such Indenture and then outstanding shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the Debt Securities of each affected series (treated as one class) issued under such Indenture and then outstanding. (Indentures, Sections 5.6 and 5.9)

      Each Indenture contains a covenant that the Company will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists. (Indentures, Section 3.5)


Discharge, Defeasance and Covenant Defeasance

      The Company can discharge or defease its obligations under an Indenture as set forth below. (Indentures, Section 10.1)

      Under terms satisfactory to the Trustee, the Company may discharge certain obligations to holders of any series of Debt Securities issued under such Indenture which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee cash or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations (as defined in such Indenture), as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on such Debt Securities.

      The Company may also discharge any and all of the obligations to holders of any series of Debt Securities issued under an Indenture at any time ("defeasance"), but may not thereby avoid any duty to register the transfer or exchange of such series of Debt Securities, to replace any mutilated, defaced, destroyed, lost, or stolen Debt Securities of such series or to maintain an office or agency in respect of such series of Debt Securities. Under terms satisfactory to the relevant Trustee, the Company may instead be released with respect to any outstanding series of Debt Securities issued under the relevant Indenture from the obligations imposed by Sections 3.6 (in the case of the Senior Debt Indenture) and 9.1 (which Sections contain the covenants described above limiting liens and consolidations, mergers, asset sales and leases), and elect not to comply with such Sections without creating an Event of Default ("covenant defeasance"). Defeasance or covenant defeasance may be effected only if, among other things: (i) the Company irrevocably deposits with the relevant Trustee cash or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on all outstanding Debt Securities of such series issued under such Indenture;
(ii) the Company delivers to the relevant Trustee an opinion of counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter such holders' United States federal income tax treatment of principal and interest payments on such series of Debt Securities (in the case of a defeasance, such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of such Indenture, since such a result would not occur under current tax law); and (iii) in the case of the Subordinated Debt Indenture (a) no event or condition shall exist that, pursuant to certain provisions described under "Subordinated Debt" above, would prevent the Company from making payments of principal of (and premium, if any) and interest on the subordinated Debt Securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after such deposit date and (b) the Company delivers to the Trustee for the Subordinated Debt Indenture an opinion of counsel to the effect that (1) the trust funds will not be subject to any rights of holders of Senior Indebtedness and (2) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, except that if a court were to rule under any such law in any case or proceeding that the trust funds remained property of the Company, then the relevant Trustee and the holders of the subordinated Debt Securities would be entitled to certain rights as secured creditors in such trust funds.

Modification of the Indentures

      Each Indenture provides that the Company and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities to: (a) secure any Debt Securities, (b) evidence the assumption by a successor corporation of the obligations of the Company, (c) add covenants for the protection of the holders of Debt Securities, (d) cure any ambiguity or correct any inconsistency in such Indenture, (e) establish the forms or terms of Debt Securities of any series and (f) evidence the acceptance of appointment by a successor trustee. (Indentures, Section 8.1)

      Each Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of Debt Securities of all series issued under such Indenture then outstanding and affected (voting as one class), to add any provisions to, or change in any manner or eliminate any of the provisions of, such Indenture or modify in any manner the rights of the holders of the Debt Securities of each series so affected; provided that the Company and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby,
(a) extend the stated maturity of the principal of any Debt Security, or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or change the currency in which the principal thereof (including any amount in respect of original issue discount), premium, if any, or interest thereon is payable or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or alter certain provisions of such Indenture relating to the Debt Securities issued thereunder not denominated in U.S. dollars or impair the right to institute suit for the enforcement of any payment on any Debt Security when due or (b) reduce the aforesaid percentage in principal amount of Debt Securities of any series issued under such Indenture, the consent of the holders of which is required for any such modification. (Indentures, Section 8.2)

      The Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding subordinated Debt Securities without the written consent of each holder of Senior Indebtedness then outstanding that would be adversely affected thereby. (Subordinated Debt Indenture, Section 8.6)

Concerning the Trustees

      The Chase Manhattan Bank and The First National Bank of Chicago are two of a number of banks with which the Company and its subsidiaries maintain ordinary banking relationships and with which the Company and its subsidiaries maintain credit facilities.

                             DESCRIPTION OF WARRANTS

      The Company may issue, together with Debt Securities or separately, Debt Warrants for the purchase of Debt Securities on terms to be determined at the time of sale. The Company may also issue Universal Warrants to purchase or sell
(i) securities of an entity unaffiliated with the Company, a basket of such securities, an index or indices of such securities or any combination of the above, (ii) currencies or composite currencies or (iii) commodities, on terms to be determined at the time of sale. The Company may satisfy its obligations, if any, with respect to any Universal Warrants by delivering the underlying securities, currencies or commodities or, in the case of underlying securities or commodities, the cash value thereof, as set forth in the applicable Prospectus Supplement. Warrants may be offered separately or together with one or more additional Warrants, Purchase Contracts or Debt Securities or any combination thereof in the form of Units, as set forth in the applicable Prospectus Supplement. If Warrants are issued as part of a Unit, the accompanying Prospectus Supplement will specify whether such Warrants may be separated from the other Securities in such Unit prior to the Warrants' expiration date. The Warrants offered by this Prospectus and the accompanying Prospectus Supplement are referred to herein as the "Offered Warrants."

      The Offered Warrants are to be issued under one or more Warrant Agreements (each, a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as Warrant Agent (the "Warrant Agent"), and may be issued in one or more series, all as shall be set forth in the Prospectus Supplement relating thereto. Reference is made to the Prospectus Supplement for any further description of the terms of any Warrant Agreement governing the Offered Warrants. The forms of Warrant Agreement for the Warrants are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the applicable Warrant Agreement and the Warrants do not purport to be complete and such summaries are subject to the detailed provisions of such Warrant Agreement to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein, and for other information regarding the Warrants. Wherever particular provisions of the Warrant Agreement are referred to, such provisions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference.

General

      Reference is made to the Prospectus Supplement for the following terms of and information relating to the Offered Warrants: (i) the specific designation and aggregate number of and the price at which the Offered Warrants will be issued; (ii) the currency or composite currency for which the Offered Warrants may be purchased; (iii) the date on which the right to exercise the Offered Warrants shall commence and the date (the "Warrant Expiration Date") on which such right shall expire or, if the Offered Warrants are not continuously exercisable throughout such period, the specific date or dates on which they will be exercisable (each, a "Warrant Exercise Date," which term shall also mean, with respect to Offered Warrants continuously exercisable for a period of time, every date during such period); (iv) whether the Warrant certificates representing the Offered Warrants (the "Warrant Certificates") will be in registered form ("Registered Warrants") or bearer form ("Bearer Warrants") or both; (v) whether any Offered Warrants will be issued in global or definitive form or both; (vi) any applicable United States federal income tax consequences;
(vii) the identity of the Warrant Agent in respect of the Offered Warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or determination or other agents; (viii) the proposed listing, if any, of the Offered Warrants or the securities purchasable upon exercise thereof on any securities exchange; (ix) whether the Offered Warrants are to be sold separately or with other Offered Securities as part of Units; and (x) any other terms of the Offered Warrants.

      Reference is made to the Prospectus Supplement for the following terms of and information relating to any Offered Debt Warrants: (i) the designation, aggregate principal amount, currency or composite currency and terms of the Debt Securities that may be purchased upon exercise of the Offered Debt Warrants,
(ii) if applicable, the designation and terms of the Debt Securities with which the Offered Debt Warrants are issued and the number of the Offered Debt Warrants issued with each of such Debt Securities, (iii) if applicable, the date on and after which the Offered Securities and the related Debt Securities will be separately transferable and (iv) the principal amount of Debt Securities purchasable upon exercise of each Offered Debt Warrant, the price at which and the currency or composite currency in which such principal amount of Debt Securities may be purchased upon such exercise and the method of such exercise.

      Reference is made to the Prospectus Supplement for the following terms of and information relating to any Offered Universal Warrants: (i) whether such Offered Universal Warrants are put Warrants or call Warrants; (ii)(a) the specific security, basket of securities, index or indices of securities or combination of the above, (b) currencies or composite currencies or (c) commodities (and, in each case, the amount thereof or the method for determining the same) purchasable or saleable upon exercise of each Offered Universal Warrant; (iii) the price at which and the currency or composite currency with which such underlying securities, currencies or commodities may be purchased or sold upon such exercise (or the method of determining the same); (iv) whether such exercise price may be paid in cash, by the exchange of any other Security offered with such Offered Universal Warrants or both and the method of such exercise; and (v) whether the exercise of such Offered Universal Warrants is to be settled in cash or by delivery of the underlying securities or commodities or both.

      Registered Warrants of each series will be evidenced by Warrant Certificates in registered form, which may be global Registered Warrants or definitive Registered Warrants, as specified in the applicable Prospectus Supplement. Bearer Warrants of each series will be evidenced by one or more global Warrant Certificates in bearer form and, if specified in the applicable Prospectus Supplement, in definitive form. Bearer Debt Warrants will not be issued in definitive form. See "Global Securities" herein.

      At the option of the holder upon request confirmed in writing, and subject to the terms of the applicable Warrant Agreement, Registered Warrants in definitive form may be presented for exchange and for registration of transfer (with the form of transfer endorsed thereon duly executed) at the corporate trust office of the Warrant Agent for such series of Warrants (or any other office indicated in the Prospectus Supplement relating to such series of Warrants) without service charge and upon payment of any taxes and other governmental charges as described in such Warrant Agreement. Such transfer or exchange will be effected only if the Warrant Agent for such series of Warrants is satisfied with the documents of title and identity of the person making the request.

Modifications

      Each Warrant Agreement and the terms of the Warrants and the Warrant Certificates may be amended by the Company and the Warrant Agent, without the consent of the holders, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision therein or in any other manner which the Company may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

      The Company and any Warrant Agent may also modify or amend the Warrant Agreement between them and the terms of the Warrants issued thereunder, with the consent of the owners of not less than a majority in number of the then outstanding unexercised Warrants affected, provided that no such modification or amendment that changes the exercise price of the Warrants, reduces the amount receivable upon exercise, cancellation or expiration, shortens the period of time during which the Warrants may be exercised or otherwise materially and adversely affects the rights of the owners of the Warrants or reduces the percentage of outstanding Warrants, the consent of whose owners is required for modification or amendment of the applicable Warrant Agreement or the terms of the Warrants issued thereunder, may be made without the consent of the owners affected thereby.

Merger, Consolidation, Sale or Other Disposition

      If at any time there shall be a merger or consolidation of the Company or a transfer of substantially all of its assets as permitted under the applicable Indentures, the successor corporation thereunder shall succeed to and assume all obligations of the Company under each Warrant Agreement and the Warrant Certificates. The Company shall thereupon be relieved of any further obligation under such Warrant Agreements and such Warrants. The Company shall notify the Warrantholders of the occurrence of any such event. See "Description of Debt Securities -- Certain Covenants."

Enforceability of Rights of Warrantholders; Governing Law

      The Warrant Agents will act solely as agents of the Company in connection with the Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Warrant Certificates or beneficial owners of Warrants. Any holder of Warrant Certificates and any beneficial owner of Warrants may, without the consent of the Warrant Agent, any other holder or beneficial owner, the relevant Trustee, the holder of any Debt Securities or other securities issuable upon exercise of Warrants or, if applicable, the common depositary for the Euroclear System currently operated by Morgan Guaranty Trust Company of New York, Brussels Office, or its successor as operator of the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme or its successor ("Cedel Bank"), enforce by appropriate legal action, on its own behalf, its right to exercise the Warrants evidenced by such Warrant Certificates, in the manner provided therein and in the applicable Warrant Agreement. No holder of any Warrant Certificate or beneficial owner of any Warrants shall be entitled to any of the rights of a holder of the Debt Securities or other securities purchasable upon exercise of such Warrants, including, without limitation, the right to receive the payment of dividends, principal of or premium, if any, or interest, if any, on such Debt Securities or other securities or to enforce any of the covenants or rights in the relevant Indenture or any other similar agreement. The Warrants and each Warrant Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Unsecured Obligations of the Company


      The Warrants are unsecured contractual obligations of the Company and will rank pari passu with the Company's other unsecured contractual obligations and with the Company's unsecured and unsubordinated debt. Most of the assets of the Company are owned by its subsidiaries. Therefore, the Company's rights and the rights of its creditors, including Warrantholders, to participate in the distribution of assets of any subsidiary upon such subsidiary's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. In addition, dividends, loans and advances from certain subsidiaries to the Company are restricted by legal requirements, including (in the case of MS & Co. and DWR) net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies and (in the case of Greenwood Trust Company and other bank subsidiaries) by banking regulations.


                        DESCRIPTION OF PURCHASE CONTRACTS

      The Company may issue Purchase Contracts for the purchase or sale of (i) securities of an entity unaffiliated with the Company, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable Prospectus Supplement, (ii) currencies or composite currencies or (iii) commodities. Each Purchase Contract will entitle the holder thereof to purchase or sell, and obligate the Company to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, all as set forth in the applicable Prospectus Supplement. The applicable Prospectus Supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a Purchase Contract.

      Purchase Contracts may require holders to satisfy their obligations thereunder when such Purchase Contracts are issued ("Pre-paid Purchase Contracts"). The Company's obligation to settle such Pre-paid Purchase Contracts on the relevant settlement date will constitute Senior Indebtedness or subordinated indebtedness of the Company. Accordingly, such Pre-paid Purchase Contracts will be issued under the Senior Debt Indenture or the Subordinated Debt Indenture, as specified in the applicable Prospectus Supplement.

                              DESCRIPTION OF UNITS

      As specified in the applicable Prospectus Supplement, Units will consist of one or more Purchase Contracts, Warrants and Debt Securities or any combination thereof. Reference is made to the applicable Prospectus Supplement for (i) all terms of Units and of the Purchase Contracts, Warrants and Debt Securities, or any combination thereof, comprising such Units, including whether and under what circumstances the Securities comprising such Units may or may not be traded separately, (ii) a description of the terms of any Unit Agreement governing the Units and (iii) a description of the provisions for the payment, settlement, transfer or exchange of the Units.

      LIMITATIONS ON ISSUANCE OF BEARER SECURITIES AND BEARER DEBT WARRANTS


      In compliance with United States federal income tax laws and regulations, Bearer Securities (including Bearer Securities in global form) and Bearer Debt Warrants will not be offered, sold, resold or delivered, directly or indirectly, in the United States or its possessions or to United States persons (as defined below), except as otherwise permitted by United States Treasury Regulations
Section 1.163-5(c)(2)(i)(D). Any underwriters, agents or dealers participating in the offerings of Bearer Securities or Bearer Debt Warrants, directly or indirectly, must agree that (i) they will not, in connection with the original issuance of any Bearer Securities or during the restricted period (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)) (the "restricted period"), offer, sell, resell or deliver, directly or indirectly, any Bearer Securities in the United States or its possessions or to United States persons (other than as permitted by the applicable Treasury Regulations described above) and (ii) they will not, at any time, offer, sell, resell or deliver, directly or indirectly, any Bearer Debt Warrants in the United States or its possessions or to United States persons (other than as permitted by the applicable Treasury Regulations described above). In addition, any such underwriters, agents or dealers must have procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Bearer Securities or Bearer Debt Warrants are aware of the above restrictions on the offering, sale, resale or delivery of Bearer Securities or Bearer Debt Warrants. Moreover, Bearer Securities (other than temporary global Debt Securities and Bearer Securities that satisfy the requirements of United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(3)(iii)) and any Coupons appertaining thereto will not be delivered in definitive form, and no interest will be paid thereon, unless the Company has received a signed certificate in writing (or an electronic certificate described in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(3)(ii)) stating that on such date such Bearer Security (i) is owned by a person that is not a United States person, (ii) is owned by a United States person that (a) is a foreign branch of a United States financial institution (as defined in United States Treasury Regulations Section 1.165-12(c)(1)(v)) (a "financial institution") purchasing for its own account or for resale, or (b) is acquiring such Bearer Security through a foreign branch of a United States financial institution and who holds the Bearer Security through such financial institution through such date (and in either case (a) or (b) above, each such United States financial institution agrees, on its own behalf or through its agent, that the Company may be advised that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder) or (iii) is owned by a United States or foreign financial institution for the purposes of resale during the restricted period and, in addition, if the owner of such Bearer Security is a United States or foreign financial institution described in clause (iii) above (whether or not also described in clause (i) or clause (ii) above), such financial institution certifies that it has not acquired the Bearer Security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions. Bearer Debt Warrants will not be issued in definitive form. Payments on Bearer Securities and Bearer Debt Warrants will be made only outside the United States and its possessions except as permitted by the above regulations.


      Bearer Securities (other than temporary global Securities) and any Coupons appertaining thereto will bear the following legend: "Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code." The sections referred to in such legend provide that, with certain exceptions, a United States person will not be permitted to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain, realized on the sale, exchange or redemption of such Bearer Security or Coupon.

      As used in the preceding two paragraphs, the term Bearer Securities includes Bearer Securities that are part of Units and the term Bearer Debt Warrants includes Bearer Debt Warrants that are part of Units. As used herein, "United States person" means, for United States federal income tax purposes, a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if both: (A) a United States court is able to exercise primary supervision over the administration of the trust, and (B) one or more United States trustees or fiduciaries have the authority to control all substantial decisions of the trust.

                          DESCRIPTION OF CAPITAL STOCK

      As of the date of this Prospectus, the Company's authorized capital stock consists of 1,750,000,000 shares of Common Stock, par value $0.01 per share, and 30,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"). The Board of Directors of the Company has the power, without further action by the stockholders unless action is required by applicable laws or regulations or by the terms of outstanding Preferred Stock, to issue Preferred Stock in one or more series and to fix the voting rights, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions applicable thereto.

      The rights of holders of the Preferred Stock offered hereby (the "Offered Preferred Stock") will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. The Board of Directors may cause shares of Preferred Stock to be issued to obtain additional financing, in connection with acquisitions, to officers, directors or employees of the Company and its subsidiaries pursuant to benefit plans or otherwise and for other proper corporate purposes. Shares of Preferred Stock issued by the Company may have the effect, under certain circumstances, alone or in combination with certain other provisions of the Company's Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") described below, of rendering more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors.


      As of June 2, 1997, there were approximately 585,665,000 shares of Common Stock outstanding. On June 2, 1997, the Company also had outstanding the following series of Preferred Stock: approximately 3,681,000 shares of ESOP Convertible Preferred Stock, with a liquidation value of $35.875 per share (the "ESOP Preferred Stock"), issued in connection with the Company's Employee Stock Ownership Plan (the "ESOP"), 1,000,000 shares of 7 3/8% Cumulative Preferred Stock, with a stated value of $200.00 per share (the "7 3/8% Preferred Stock"), 1,000,000 shares of 7 3/4% Cumulative Preferred Stock, with a stated value of $200.00 per share (the "7 3/4% Preferred Stock") and 1,725,000 shares of Series A Fixed/Adjustable Rate Cumulative Preferred Stock, with a stated value of $200.00 per share (the "Series A Fixed/Adjustable Rate Preferred Stock"). The 7 3/8% Preferred Stock, the 7 3/4% Preferred Stock and the Series A Fixed/Adjustable Rate Preferred Stock are collectively referred to herein as the "Existing Cumulative Preferred Stock." In addition, the Company and its wholly owned subsidiary Morgan Stanley Finance plc have outstanding Capital Units that may result in up to 611,238 shares of the Company's 7.82% Cumulative Preferred Stock, with a stated value of $200.00 per share (the "7.82% Preferred Stock"), being issued at any time, up to 1,150,000 shares of the Company's 7.80% Cumulative Preferred Stock, with a stated value of $200.00 per share (the "7.80% Preferred Stock"), being issued at any time, up to 720,900 shares of the Company's 9.00% Cumulative Preferred Stock, with a stated value of $200.00 per share (the "9.00% Preferred Stock"), being issued at any time, up to 996,776 shares of the Company's 8.40% Cumulative Preferred Stock, with a stated value of $200.00 per share (the "8.40% Preferred Stock"), being issued at any time, up to 847,500 shares of the Company's 8.20% Cumulative Preferred Stock, with a stated value of $200.00 per share (the "8.20% Preferred Stock"), being issued at any time, and up to 670,000 shares of the Company's 8.03% Cumulative Preferred Stock, with a stated value of $200.00 per share (the "8.03% Preferred Stock"), being issued at any time on or after February 28, 1998. In addition, the Company has authorized the issuance of up to 450,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), which may be issued as a result of the exercise of certain rights issued to the holders of the Common Stock pursuant to the Company's Rights Plan. See "The Rights Plan." The following summary does not purport to be complete and is qualified by the Company's Certificate of Incorporation, by a Certificate of Designation of Preferences and Rights of the ESOP Preferred Stock, by a Certificate of Designation of Preferences and Rights for each of the 7.82% Preferred Stock, the 7.80% Preferred
Stock, the 9.00% Preferred Stock, the 8.40% Preferred Stock, the 8.20%
Preferred Stock and the 8.03% Preferred Stock, by a Certificate of
Designation of Preferences and Rights of each series of Existing Cumulative Preferred Stock and by a Certificate of Designation of Preferences and Rights for the Series A Preferred Stock.


Offered Preferred Stock

      The Board of Directors of the Company has authorized the issuance in series of additional shares of Preferred Stock and has authorized a committee of the Board of Directors (the "Committee") to establish and designate series and to fix the number of shares and the relative rights, preferences and limitations of the respective series of the Offered Preferred Stock. The shares of Offered Preferred Stock, when issued and sold, will be fully paid and nonassessable.

      The following description of the terms of the Offered Preferred Stock sets forth certain general terms and provisions of the Offered Preferred Stock to which a Prospectus Supplement relates. The number of shares and all of the terms and conditions of the relative rights, preferences and limitations of the respective series of Offered Preferred Stock as established by the Board of Directors or the Committee will be set forth in the Prospectus Supplement accompanying this Prospectus relating to the particular series of Offered Preferred Stock being offered thereby. The terms of particular series of Offered Preferred Stock may differ, among other things, in (i) the number of shares that constitute such series, (ii) the dividend rate (or the method of calculation thereof) on the shares of such series, (iii) the dividend periods (or the method of calculation thereof), (iv) the stated value of the shares of such series, (v) the voting rights of the shares of such series, (vi) the preferences and rights of the shares of such series upon any liquidation or winding-up of the Company,
(vii) whether or not and on what terms the shares of such series will be subject to redemption at the option of the Company, (viii) whether depositary shares representing shares of such series of Offered Preferred Stock will be offered and, if so, the fraction or multiple of a share of such series of Offered Preferred Stock represented by each depositary share and (ix) the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such series.

      As described under "Depositary Shares" below, the Company may, at its option, elect to offer depositary shares (the "Depositary Shares") evidenced by depositary receipts, each representing a fraction or a multiple (to be specified in the Prospectus Supplement relating to the particular series of Offered Preferred Stock) of a share of the particular series of Offered Preferred Stock issued and deposited with a depositary, in lieu of offering individual shares of such series of Offered Preferred Stock.

      The following statements are brief summaries of certain provisions that will be contained in the Certificate of Designation authorizing the issuance of a series of Offered Preferred Stock, do not purport to be complete and are qualified in their entirety by reference to such Certificate of Designation, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, and by the Company's Certificate of Incorporation. The resolutions to be set forth in the Certificate of Designation will be adopted by the Board of Directors or the Committee prior to the issuance of a series of Offered Preferred Stock (except for the voting rights of the Offered Preferred Stock, which will be established by the Board of Directors), and such Certificate of Designation will be filed with the Secretary of State of the State of Delaware as soon thereafter as reasonably practicable. In the event the Company elects to issue Depositary Shares, each representing a fraction or a multiple of a share of a particular series of Offered Preferred Stock, subject to the terms of the Deposit Agreement (as defined below), each such Depositary Share will be entitled, in proportion to the applicable fraction or multiple of a share of Offered Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Offered Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights). See "Depositary Shares" below. The following statements concerning Depositary Shares, Depositary Receipts (as defined below) and the Deposit Agreement do not purport to be complete and are qualified in their entirety by reference to the forms of such documents, which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

      Rank. Each series of Offered Preferred Stock will rank, with respect to voting powers, preferences or relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof, including with respect to the payment of dividends and the distribution of assets, whether upon liquidation or otherwise, junior to any series of capital stock of the Company expressly stated to be senior to such series of the Offered Preferred Stock, senior to any class of capital stock expressly stated to be junior to such series of the Offered Preferred Stock, and on a parity with each other series of Offered Preferred Stock and all other classes of capital stock of the Company. The Offered Preferred Stock will rank, as to payment of dividends and amounts payable on liquidation, prior to the Common Stock (see "Common Stock" below) and on a parity with the ESOP Preferred Stock, each series of the Existing Cumulative Preferred Stock and, if issued, the 7.82% Preferred Stock, the 7.80% Preferred Stock, the 9.00% Preferred Stock, the 8.40% Preferred Stock, the 8.20% Preferred Stock and the 8.03% Preferred Stock.

      Dividends. Holders of shares of the Offered Preferred Stock will be entitled to receive, when and as declared by the Board of Directors or the Committee out of funds legally available for payment, cumulative cash dividends at an annual rate set forth in, or determined or calculated in accordance with the method or formula set forth in, and on the dates, for the periods and otherwise in the manner set forth in, the Prospectus Supplement. Dividends on the Offered Preferred Stock will be payable to holders of record as they appear on the stock books of the Company on such record dates, not more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors or the Committee. Dividends will be cumulative from the date of original issue of such series. The Offered Preferred Stock will be junior as to dividends to any Preferred Stock that may be issued in the future that is expressly senior as to dividends to the Offered Preferred Stock. If at any time the Company has failed to pay accrued dividends on any such senior shares at the time such dividends are payable, the Company may not pay any dividend on any series of Offered Preferred Stock or redeem or otherwise repurchase any shares of any series of Offered Preferred Stock until such accumulated but unpaid dividends on such senior shares have been paid (or set aside for payment) in full by the Company.

      No dividends may be declared or paid or set apart for payment on any Preferred Stock ranking on a parity as to dividends with the Offered Preferred Stock unless there shall also be or have been declared and paid or set apart for payment on the outstanding shares of Offered Preferred Stock dividends for all dividend payment periods of each series of the Offered Preferred Stock ending on or before the dividend payment date of such parity stock, ratably in proportion to the respective amounts of dividends (i) accumulated and unpaid or payable on such parity stock, on the one hand, and (ii) accumulated and unpaid or payable through the dividend payment period or periods of each series of the Offered Preferred Stock next preceding such dividend payment date, on the other hand.

      Except as set forth above, unless full cumulative dividends on the outstanding shares of Offered Preferred Stock have been paid, dividends (other than in Common Stock) may not be paid or declared and set aside for payment and other distributions may not be made upon the Common Stock or on any other Preferred Stock of the Company ranking junior to or on a parity with the Offered Preferred Stock as to dividends (which parity Preferred Stock currently includes the ESOP Preferred Stock and the Existing Cumulative Preferred Stock and, if issued, would include the 7.82% Preferred Stock, the 7.80% Preferred Stock, the 9.00% Preferred Stock, the 8.40% Preferred Stock, the 8.20% Preferred Stock and the 8.03% Preferred Stock), nor may any Common Stock or such other Preferred Stock of the Company be redeemed, purchased or otherwise acquired by the Company for any consideration or any payment be made to or available for a sinking fund for the redemption of any shares of such stock; provided, however, that any monies theretofore deposited in any sinking fund with respect to any Preferred Stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the Offered Preferred Stock outstanding on the last dividend payment date for any series of Offered Preferred Stock shall have been paid or declared and set apart for payment; and provided further that any such junior or parity Preferred Stock or Common Stock may be converted into or exchanged for stock of the Company ranking junior to the Offered Preferred Stock as to dividends.

      The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Accrued but unpaid dividends will not bear interest.


      The ability of the Company, as a holding company, to pay dividends on the Offered Preferred Stock will be dependent upon, among other factors, the Company's earnings, financial condition and cash requirements at the time such payment is considered, and the payment to it of dividends or principal and interest by, or the availability of other funds from, its subsidiaries. Dividends, loans and advances from certain subsidiaries to the Company are restricted by legal requirements, including (in the case of MS & Co. and DWR ) net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies and (in the case of Greenwood Trust Company and other bank subsidiaries) by banking regulations. Such restrictions could limit the ability of the Company to pay dividends to its stockholders.


      Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Offered Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution is made to holders of (i) any other shares of Preferred Stock ranking junior to the Offered Preferred Stock as to rights upon liquidation, dissolution or winding up that may be issued in the future or (ii) Common Stock, liquidating distributions in an amount equal to the stated value per share of each series of Offered Preferred Stock, as set forth in the applicable Prospectus Supplement, plus accrued and accumulated but unpaid dividends to the date of final distribution; but the holders of the shares of Offered Preferred Stock will not be entitled to receive the liquidation price of such shares until the liquidation preference of any other shares of the Company's capital stock ranking senior to the Offered Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Offered Preferred Stock and any other Preferred Stock ranking as to rights upon liquidation, dissolution or winding up on a parity with the Offered Preferred Stock are not paid in full, the holders of the Offered Preferred Stock and of such other Preferred Stock will share ratably in any such distribution in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the Offered Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with or into another corporation nor a merger of another corporation with or into the Company nor a sale or transfer of all or part of the Company's assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Company.

      Because the Company is a holding company, its rights and the rights of its creditors and its stockholders, including the holders of the shares of Offered Preferred Stock, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization may be subject to the prior claims of the subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary.

      Optional Redemption. The Prospectus Supplement will indicate whether, and if so on what terms, shares of a series of the Offered Preferred Stock will be subject to any mandatory redemption or sinking fund provision. The Prospectus Supplement will also indicate whether, and if so on what terms (including the date on or after which redemption may occur), shares of a series of the Offered Preferred Stock will be redeemable. Any such redemption would be effected upon not less than 30 days' notice at a redemption price of not less than the stated value per share of the applicable series of Offered Preferred Stock plus accrued and accumulated but unpaid dividends to but excluding the date fixed for redemption. If full cumulative dividends on all outstanding shares of Offered Preferred Stock have not been paid, no shares of Offered Preferred Stock may be redeemed in part and the Company may not purchase or acquire any shares of Offered Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Offered Preferred Stock. If fewer than all the outstanding shares of a series of Offered Preferred Stock are to be redeemed, the Company will select those to be redeemed by lot or a substantially equivalent method.

      Voting Rights. Unless otherwise determined by the Board of Directors of the Company and indicated in the Prospectus Supplement, holders of the Offered Preferred Stock will not have any voting rights except as set forth below or as otherwise from time to time required by law. Whenever dividends on any shares of Offered Preferred Stock or any other class or series of stock ranking on a parity with the Offered Preferred Stock with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, the holders of shares of each series of Offered Preferred Stock (voting separately as a class with all other series of Preferred Stock (including the Existing Cumulative Preferred Stock) upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of directors of the Company at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such series of Offered Preferred Stock have been fully paid or set apart for payment. The term of office of all directors elected by the holders of Preferred Stock shall terminate immediately upon the termination of the right of the holders of Preferred Stock to vote for directors. Each holder of shares of the Offered Preferred Stock will have one vote for each share of Offered Preferred Stock held.

      So long as any shares of the Offered Preferred Stock remain outstanding, the Company shall not, without the consent of the holders of at least two-thirds of the shares of Offered Preferred Stock outstanding at the time, voting separately as a class with all other series of Preferred Stock (including the Existing Cumulative Preferred Stock and, if issued, the 7.82% Preferred Stock, the 7.80% Preferred Stock, the 9.00% Preferred Stock, the 8.40% Preferred Stock, the 8.20% Preferred Stock and the 8.03% Preferred Stock) upon which like voting rights have been conferred and are exercisable, (i) issue or increase the authorized amount of any class or series of stock ranking prior to the outstanding Offered Preferred Stock as to dividends or upon liquidation or (ii) amend, alter or repeal the provisions of the Company's Certificate of Incorporation or of the resolutions contained in the Certificate of Designation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any power, preference or special right of the outstanding Offered Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Common Stock or authorized Preferred Stock or the creation and issuance of other series of Common Stock or Preferred Stock ranking on a parity with or junior to the Offered Preferred Stock as to dividends and upon liquidation shall not be deemed to materially and adversely affect such powers, preferences or special rights.

      The transfer agent, dividend disbursing agent and registrar for each series of Offered Preferred Stock will be The Bank of New York.

Depositary Shares

      General. The Company may, at its option, elect to offer fractional shares or some multiple of shares of Offered Preferred Stock, rather than individual shares of Offered Preferred Stock. In the event such option is exercised, the Company will issue receipts for Depositary Shares, each of which will represent a fraction or a multiple (to be set forth in the Prospectus Supplement relating to a particular series of Offered Preferred Stock) of a share of a particular series of Offered Preferred Stock as described below.

      The shares of any series of Offered Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") among the Company, The Bank of New York, as depositary (the "Preferred Stock Depositary"), and the holders from time to time of depositary receipts issued thereunder. Subject to the terms of the Deposit Agreement, each holder of a Depositary Share will be entitled, in proportion to the applicable fraction or multiple of a share of Offered Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Offered Preferred Stock represented thereby (including dividend, voting and liquidation rights).

      The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional or multiple shares of the related series of Offered Preferred Stock. Copies of the forms of Deposit Agreement and Depositary Receipt are filed as exhibits to the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits. Immediately following the issuance of shares of a series of Offered Preferred Stock by the Company, the Company will deposit such shares with the Preferred Stock Depositary, which will then issue and deliver the Depositary Receipts to the purchasers thereof. Depositary Receipts will only be issued evidencing whole Depositary Shares. A Depositary Receipt may evidence any number of whole Depositary Shares.

      Pending the preparation of definitive engraved Depositary Receipts, the Preferred Stock Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and such temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

      Dividends and Other Distributions. The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the related series of Offered Preferred Stock to the record holders of Depositary Shares relating to such series of Offered Preferred Stock in proportion to the number of such Depositary Shares owned by such holders.

      In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto in proportion to the number of Depositary Shares owned by such holders, unless the Preferred Stock Depositary determines that such distribution cannot be made proportionately among such holders or that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders in proportion to the number of Depositary Shares owned by such holders.

      The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by the Company or the Preferred Stock Depositary on account of taxes or other governmental charges.

      Withdrawal of Stock. Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary and upon payment of the taxes, charges and fees provided for in the Deposit Agreement and subject to the terms thereof, the holder of the Depositary Shares evidenced thereby is entitled to delivery at such office, to or upon his or her order, of the number of whole shares of the related series of Offered Preferred Stock and any money or other property, if any, represented by such Depositary Shares. Holders of Depositary Shares will be entitled to receive whole shares of the related series of Offered Preferred Stock, but holders of such whole shares of Offered Preferred Stock will not thereafter be entitled to deposit such shares of Offered Preferred Stock with the Preferred Stock Depositary or to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of the related series of Offered Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder, or upon his or her order, at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

      Voting the Offered Preferred Stock. Upon receipt of notice of any meeting at which the holders of any series of the Offered Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such series of Offered Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the related series of Offered Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the number of shares of the series of Offered Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of shares of the Offered Preferred Stock represented by such Depositary Shares in accordance with such instructions, provided the Preferred Stock Depositary receives such instructions sufficiently in advance of such meeting to enable it to so vote or cause to be voted the shares of Offered Preferred Stock, and the Company will agree to take all reasonable action that may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting shares of the Offered Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Offered Preferred Stock.

      Redemption of Depositary Shares. If a series of the Offered Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from any redemption, in whole or in part, of such series of the Offered Preferred Stock held by the Preferred Stock Depositary. The redemption price per Depositary Share will be equal to the applicable fraction or multiple of the redemption price per share payable with respect to such series of the Offered Preferred Stock. If the Company redeems shares of a series of Offered Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Offered Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or substantially equivalent method determined by the Preferred Stock Depositary.

      After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption, upon surrender to the Preferred Stock Depositary of the Depositary Receipts evidencing such Depositary Shares. Any funds deposited by the Company with the Preferred Stock Depositary for any Depositary Shares that the holders thereof fail to redeem will be returned to the Company after a period of two years from the date such funds are so deposited.

      Amendment and Termination of the Deposit Agreement. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. Notwithstanding the foregoing, in no event may any amendment impair the right of any holder of any Depositary Shares, upon surrender of the Depositary Receipts evidencing such Depositary Shares and subject to any conditions specified in the Deposit Agreement, to receive shares of the related series of Offered Preferred Stock and any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law. The Deposit Agreement may be terminated by the Company at any time upon not less than 60 days' prior written notice to the Depositary, in which case, on a date that is not later than 30 days after the date of such notice, the Preferred Stock Depositary shall deliver or make available for delivery to holders of Depositary Shares, upon surrender of the Depositary Receipts evidencing such Depositary Shares, such number of whole or fractional shares of the related series of Offered Preferred Stock as are represented by such Depositary Shares. The Deposit Agreement shall automatically terminate after there has been a final distribution in respect of the related series of Offered Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Shares.

      Charges of Preferred Stock Depositary. The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Preferred Stock Depositary, including charges in connection with the initial deposit of the related series of Offered Preferred Stock and the initial issuance of the Depositary Shares and all withdrawals of shares of the related series of Offered Preferred Stock, except that holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

      Miscellaneous. The Preferred Stock Depositary will forward to the holders of Depositary Shares all reports and communications from the Company that are delivered to the Preferred Stock Depositary and which the Company is required to furnish to the holders of the Offered Preferred Stock.

      Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performance with best judgment and in good faith of their duties thereunder, except that they are liable for negligence and willful misconduct in the performance of their duties thereunder, and they will not be obligated to appear in, prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or series of Offered Preferred Stock unless satisfactory indemnity is furnished. The Preferred Stock Depositary and the Company may rely on advice of legal counsel or accountants of their choice, or information provided by persons presenting Offered Preferred Stock for deposit, holders of Depositary Shares or other persons believed in good faith to be competent and on documents believed to be genuine.

      The Preferred Stock Depositary's corporate trust office is currently located at 101 Barclay Street, New York, New York 10286. The Preferred Stock Depositary will act as transfer agent and registrar for Depositary Receipts and if shares of a series of Offered Preferred Stock are redeemable, the Preferred Stock Depositary will act as redemption agent for the corresponding Depositary Receipts.

      Resignation and Removal of Preferred Stock Depositary. The Preferred Stock Depositary may resign at any time by delivering to the Company written notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary, which successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Common Stock


      Each holder of Common Stock is entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and except as otherwise required by law or except as provided with respect to any series of Preferred Stock (including the ESOP Preferred Stock), the holders of such shares, together with the holders of ESOP Preferred Stock, will possess all voting power. The Board is divided into three classes of directors with the term of one class expiring at each annual meeting of stockholders. Because the Company's Certificate of Incorporation does not provide for cumulative voting rights, the holders of a plurality of the voting power of the then outstanding shares of capital stock entitled to be voted generally in the election of directors (the "Voting Stock") represented at a meeting will be able to elect all the directors standing for election at such meeting. As of June 2, 1997, certain current and former Managing Directors and Principals of MS & Co. owned in the aggregate approximately 79,546,500 shares of Common Stock subject to voting restrictions contained in certain agreements (the "Voting Agreements"). As of such date, such shares constituted approximately 14% of the votes that are entitled to be cast by the Common Stock and ESOP Preferred Stock at any meeting of the Company's stockholders.

      The holders of the Common Stock are entitled to share equally in such dividends as may be declared by the Board of Directors out of funds legally available therefor, but only after payment of dividends required to be paid on outstanding shares of Offered Preferred Stock, ESOP Preferred Stock, Existing Cumulative Preferred Stock and any other class or series of stock having preference over the Common Stock as to dividends, including, if issued, the 7.82% Preferred Stock, the 7.80% Preferred Stock, the 9.00% Preferred Stock, the 8.40% Preferred Stock, the 8.20% Preferred Stock and the 8.03% Preferred Stock. The ability of the Company, as a holding company, to pay dividends on its Common Stock will be dependent upon, among other factors, the Company's earnings, financial condition and cash requirements at the time such payment is considered, and payment to it of dividends or principal and interest by, or the availability of other funds from, its subsidiaries. Dividends, loans and advances from certain subsidiaries to the Company are restricted by legal requirements, including (in the case of MS & Co. and DWR ) net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies and (in the case of Greenwood Trust Company and other bank subsidiaries) by banking regulations. Such restrictions could limit the ability of the Company to pay dividends to its stockholders.


      Upon voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Common Stock share pro rata in the assets remaining after payments to creditors and provision for the preference of any Offered Preferred Stock, ESOP Preferred Stock, Existing Cumulative Preferred Stock and any other class or series of stock having preference over the Common Stock upon liquidation, dissolution or winding up that may be then outstanding, including, if issued, the 7.82% Preferred Stock, the 7.80% Preferred Stock, the 9.00% Preferred Stock, the 8.40% Preferred Stock, the 8.20% Preferred Stock and the 8.03% Preferred Stock. There are no preemptive or other subscription rights, conversion rights or redemption or sinking fund provisions with respect to shares of Common Stock.

      All of the outstanding shares of Common Stock are fully paid and nonassessable.

      The transfer agent and registrar for the Common Stock is Dean Witter Trust Company.

ESOP Convertible Preferred Stock

      The ESOP Preferred Stock is senior to the Company's Common Stock and ranks on a parity with the Offered Preferred Stock and the Existing Cumulative Preferred Stock (and, if issued, the 7.82% Preferred Stock, the 7.80% Preferred Stock, the 9.00% Preferred Stock, the 8.40% Preferred Stock, the 8.20% Preferred Stock and the 8.03% Preferred Stock) as to the payment of dividends and upon liquidation. The holders of shares of the ESOP Preferred Stock are entitled to receive, when declared out of funds legally available therefor, cash dividends in the amount of $2.78 per share per annum, subject to adjustment, payable either annually or semiannually, at the election of the Board of Directors of the Company. Holders of ESOP Preferred Stock are entitled to receive $35.875 per share, subject to adjustment (the "ESOP Preferred Stock Liquidation Price"), upon dissolution or liquidation of the Company.

      So long as any shares of ESOP Preferred Stock shall be outstanding, no dividend shall be declared or paid or set apart for payment on any other series of stock ranking on a parity with the ESOP Preferred Stock as to dividends (which parity Preferred Stock currently includes the Offered Preferred Stock and the Existing Cumulative Preferred Stock and, if issued, would include the 7.82% Preferred Stock, the 7.80% Preferred Stock, the 9.00% Preferred Stock, the 8.40% Preferred Stock, the 8.20% Preferred Stock and the 8.03% Preferred Stock), unless there shall also be or have been declared and paid or set apart for payment on the ESOP Preferred Stock like dividends for all dividend payment periods of the ESOP Preferred Stock ending on or before the dividend payment date of such parity stock, ratably in proportion to the respective amounts of dividends (i) accumulated and unpaid or payable on such parity stock, on the one hand, and (ii) accumulated and unpaid through the dividend payment period or periods of the ESOP Preferred Stock next preceding such dividend payment date, on the other hand.

      Holders of ESOP Preferred Stock are entitled to vote on all matters submitted to a vote of the holders of shares of Common Stock, voting together with the holders of shares of Common Stock as one class. Each share of ESOP Preferred Stock is entitled to the number of votes equal to 1.35 times the number of shares of Common Stock into which such share of ESOP Preferred Stock could be converted on the record date for such vote. Shares of ESOP Preferred Stock are allocated to each participant in the ESOP on December 31 in each year.

      Each share of ESOP Preferred Stock is convertible into shares of Common Stock by the trustee of the ESOP at any time prior to the date fixed for redemption of the ESOP Preferred Stock at a conversion rate of one share of ESOP Preferred Stock to 3.3 shares of Common Stock, which rate is subject to adjustment. The conversion price per share at which shares of Common Stock will be issued upon conversion of any shares of ESOP Preferred Stock is $35.875, subject to adjustment.

      The ESOP Preferred Stock is redeemable at the Company's option at the ESOP Preferred Stock Liquidation Price plus accrued dividends at any time after September 19, 2000 and prior thereto under certain circumstances at specified prices. The Company may pay the redemption price of the ESOP Preferred Stock in cash, in shares of Common Stock or a combination thereof. Neither ESOP Preferred Stock nor shares of Common Stock issued to participants in the ESOP are subject to the restrictions on voting and disposition contained in the Voting Agreements.

Existing Cumulative Preferred Stock

      Other than as described below, the terms of the 7 3/8% Preferred Stock, the 7 3/4% Preferred Stock and the Series A Fixed/Adjustable Rate Preferred Stock are identical. Unless otherwise indicated, the terms and provisions described below relate to each of the 7 3/8% Preferred Stock, the 7 3/4% Preferred Stock and the Series A Fixed/Adjustable Rate Preferred Stock, which are collectively referred to as the "Existing Cumulative Preferred Stock." Unless otherwise indicated below, the terms and provisions described below for the Existing Cumulative Preferred Stock also relate to each of the 7.82% Preferred Stock, the 7.80% Preferred Stock, the 9.00% Preferred Stock, the 8.40% Preferred Stock, the 8.20% Preferred Stock and the 8.03% Preferred Stock, if issued.

      Each series of the Existing Cumulative Preferred Stock and, if issued, the 7.82% Preferred Stock, the 7.80% Preferred Stock, the 9.00% Preferred Stock, the 8.40% Preferred Stock, the 8.20% Preferred Stock and the 8.03% Preferred Stock ranks on a parity with each other and with the Offered Preferred Stock and the ESOP Preferred Stock and prior to the Common Stock as to payment of dividends and amounts payable on liquidation. The shares of Existing Cumulative Preferred Stock are fully paid and nonassessable, are not convertible into Common Stock of the Company and have no preemptive rights.

      Dividends. Holders of the shares of Existing Cumulative Preferred Stock (except for the Series A Fixed/Adjustable Rate Preferred Stock) are entitled to receive, when and as declared by the Board of Directors of the Company out of funds legally available therefor, cumulative cash dividends payable quarterly at the rate of 7 3/8% per annum, 7 3/4% per annum, 7.82% per annum (if the 7.82% Preferred Stock is issued), 7.80% per annum (if the 7.80% Preferred Stock is issued), 9.00% per annum (if the 9.00% Preferred Stock is issued), 8.40% per annum (if the 8.40% Preferred Stock is issued), 8.20% per annum (if the 8.20% Preferred Stock is issued) and 8.03% per annum (if the 8.03% Preferred Stock is issued), as the case may be. Holders of the shares of Series A Fixed/Adjustable Rate Preferred Stock are entitled to receive, when and as declared by the Board of Directors of the Company out of funds legally available therefor, cumulative cash dividends payable quarterly at a rate of 5.91% per annum through November 30, 2001 and thereafter at a rate of .37% plus the highest of the Treasury Bill Rate, the Ten-Year Constant Maturity Rate and the Thirty-Year Constant Maturity Rate (each as defined in the applicable Certificate of Designation); provided, however, that the dividends so payable will not be less than 6.41% nor greater than 12.41% per annum (subject to certain adjustments described below). The amount of dividends payable in respect of the 7 3/4% Preferred Stock and the Series A Fixed/Adjustable Rate Preferred Stock will be adjusted in the event of certain amendments to the Code in respect of the dividends received deduction. The Existing Cumulative Preferred Stock will be junior as to dividends to any preferred stock that may be issued in the future that is expressly senior as to dividends to the Existing Cumulative Preferred Stock. If at any time the Company has failed to pay accrued dividends on any such senior shares at the time such dividends are payable, the Company may not pay any dividend on the Existing Cumulative Preferred Stock or redeem or otherwise repurchase any shares of Existing Cumulative Preferred Stock until such accumulated but unpaid dividends on such senior shares have been paid (or set aside for payment) in full by the Company.

      No dividends may be declared or paid or set apart for payment on any preferred stock ranking on a parity as to dividends with the Existing Cumulative Preferred Stock unless there shall also be or have been declared and paid or set apart for payment on each series of the Existing Cumulative Preferred Stock dividends for all dividend payment periods of the Existing Cumulative Preferred Stock ending on or before the dividend payment date of such parity stock, ratably in proportion to the respective amounts of dividends (i) accumulated and unpaid or payable on such parity stock, on the one hand, and (ii) accumulated and unpaid or payable through the dividend payment period or periods of the Existing Cumulative Preferred Stock next preceding such dividend payment date, on the other hand.

      Except as set forth above, unless full cumulative dividends on the Existing Cumulative Preferred Stock have been paid, dividends (other than in Common Stock) may not be paid or declared and set aside for payment and other distributions may not be made upon the Common Stock or on any other preferred stock of the Company ranking junior to or on a parity with the Existing Cumulative Preferred Stock as to dividends (which parity preferred stock currently includes the Offered Preferred Stock and the ESOP Preferred Stock), nor may any Common Stock or such other preferred stock of the Company be redeemed, purchased or otherwise acquired by the Company for any consideration or any payment be made to or available for a sinking fund for the redemption of any shares of such stock; provided, however, that any monies theretofore deposited in any sinking fund with respect to any preferred stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund regardless of whether at the time of such application full cumulative dividends upon shares of each series of the Existing Cumulative Preferred Stock outstanding on the last dividend payment date shall have been paid or declared and set apart for payment; and provided further that any such junior or parity preferred stock or Common Stock may be converted into or exchanged for stock of the Company ranking junior to the Existing Cumulative Preferred Stock as to dividends.

      Optional Redemption. The Existing Cumulative Preferred Stock is not subject to any mandatory redemption or sinking fund provision. The 7 3/8% Preferred Stock is not redeemable prior to August 30, 1998; the 7 3/4% Preferred Stock is not redeemable prior to August 30, 2001, except under certain circumstances, prior thereto, and at specified prices; the Series A Fixed/Adjustable Rate Preferred Stock is not redeemable prior to November 30, 2001, except that under certain circumstances prior thereto, it may be redeemed at specified prices; if issued, the 7.82% Preferred Stock will not be redeemable prior to November 30, 1998; if issued, the 7.80% Preferred Stock will not be redeemable prior to February 28, 1999; if issued, the 9.00% Preferred Stock will not be redeemable prior to February 28, 2000; if issued, the 8.40% Preferred Stock will not be redeemable prior to August 30, 2000; if issued, the 8.20% Preferred Stock will not be redeemable prior to November 30, 2000; and if issued, the 8.03 Preferred Stock will not be redeemable prior to February 28, 2007, except that under certain circumstances prior thereto, it may be redeemed at specified prices. On or after such dates, the applicable series of Existing Cumulative Preferred Stock and, if issued, the 7.82% Preferred Stock, the 7.80% Preferred Stock, the 9.00% Preferred Stock, the 8.40% Preferred Stock, the 8.20% Preferred Stock and the 8.03% Preferred Stock, will be redeemable at the option of the Company, in whole or in part, upon not less than 30 days' notice at a redemption price equal to $200.00 per share in the case of each of the series of Existing Cumulative Preferred Stock and, if issued, the 7.82% Preferred Stock, the 7.80% Preferred Stock, the 9.00% Preferred Stock, the 8.40% Preferred Stock, the 8.20% Preferred Stock and the 8.03% Preferred Stock, in each case plus accrued and accumulated but unpaid dividends to but excluding the date fixed for redemption.

      Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Existing Cumulative Preferred Stock and, if issued, the 7.82 Preferred Stock, the 7.80 Preferred Stock, the 9.00% Preferred Stock, the 8.40% Preferred Stock, the 8.20% Preferred Stock and the 8.03% Preferred Stock, will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution is made to holders of (i) any other shares of preferred stock ranking junior to the Existing Cumulative Preferred Stock as to rights upon liquidation, dissolution or winding up which may be issued in the future and
(ii) Common Stock, liquidating distributions in the amount of $200.00 per share in the case of each of the series of Existing Cumulative Preferred Stock and, if issued, the 7.82% Preferred Stock, the 7.80% Preferred Stock, the 9.00% Preferred Stock, the 8.40% Preferred Stock, the 8.20% Preferred Stock and the 8.03% Preferred Stock, in each case plus accrued and accumulated but unpaid dividends to the date of final distribution, but the holders of the shares of Existing Cumulative Preferred Stock and, if issued, the 7.82 Preferred Stock, the 7.80 Preferred Stock, the 9.00% Preferred Stock, the 8.40% Preferred Stock, the 8.20% Preferred Stock and the 8.03% Preferred Stock, will not be entitled to receive the liquidation price of such shares until the liquidation preference of any other shares of the Company's capital stock ranking senior to the Existing Cumulative Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Existing Cumulative Preferred Stock and any other preferred stock ranking as to rights upon liquidation, dissolution or winding up on a parity with the Existing Cumulative Preferred Stock (including the Offered Preferred Stock) are not paid in full, the holders of the Existing Cumulative Preferred Stock and of such other preferred stock will share ratably in any such distribution in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Existing Cumulative Preferred Stock and, if issued, the 7.82% Preferred Stock, the 7.80% Preferred Stock, the 9.00% Preferred Stock, the 8.40% Preferred Stock, the 8.20% Preferred Stock and the 8.03% Preferred Stock, will not be entitled to any further participation in any distribution of assets by the Company.

      Voting Rights. Holders of Existing Cumulative Preferred Stock, which for purposes of this section shall include, if issued, the 7.82% Preferred Stock, the 7.80% Preferred Stock, the 9.00% Preferred Stock, the 8.40% Preferred Stock, the 8.20% Preferred Stock and the 8.03% Preferred Stock, do not have any voting rights except as set forth below or as otherwise from time to time required by law. Whenever dividends on any series of Existing Cumulative Preferred Stock or any other class or series of stock ranking on a parity with such series of Existing Cumulative Preferred Stock with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, the holders of shares of such series of Existing Cumulative Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of directors of the Company at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such series of Existing Cumulative Preferred Stock have been fully paid or set aside for payment. The term of office of all directors elected by the holders of Preferred Stock shall terminate immediately upon the termination of the right of the holders of Preferred Stock to vote for directors. Each holder of shares of Existing Cumulative Preferred Stock will have one vote for each share of Existing Cumulative Preferred Stock held.

      So long as any shares of Existing Cumulative Preferred Stock remain outstanding, the Company shall not, without the consent of the holders of at least two-thirds of the shares of each series of Existing Cumulative Preferred Stock outstanding at the time, voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable, (i) issue or increase the authorized amount of any class or series of stock ranking prior to the Existing Cumulative Preferred Stock as to dividends or upon liquidation or (ii) amend, alter or repeal the provisions of the Company's Certificate of Incorporation or of the resolutions contained in the Certificate of Designation relating to such series of Existing Cumulative Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any power, preference or special right of such series of Existing Cumulative Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Common Stock or authorized preferred stock or the creation and issuance of other series of Common Stock or preferred stock ranking on a parity with or junior to the Existing Cumulative Preferred Stock as to dividends and upon liquidation shall not be deemed to materially and adversely affect such powers, preferences or special rights.

      The transfer agent and registrar for each series of Existing Cumulative Preferred Stock is The Bank of New York.

Additional Provisions of the Company's Amended and Restated Certificate of Incorporation and By-laws

      Size of the Board of Directors, Removal of Directors and Filling Vacancies on the Board of Directors. The Company's Certificate of Incorporation provides for a Board of Directors initially consisting of 14 directors, divided into classes initially consisting of four, four and six directors, respectively, with initial terms expiring at the annual meetings of stockholders to be held in 1998, 1999 and 2000, respectively. Thereafter, directors shall hold office for a term expiring at the third succeeding annual meeting of stockholders after their election. Under the Company's Amended and Restated By-Laws ("By-Laws"), a majority of the Board may increase or decrease the number of directors, except that until December 31, 2000, a three-quarters vote of the Board will be required to change the number of directors to an odd number. The Company's Certificate of Incorporation also provides that directors may be removed only for cause and with the approval of the holders of at least 80% of the voting power of the Voting Stock, voting together as a single class. Any vacancy on the Board of Directors or newly created directorship shall be filled by a majority of the remaining directors then in office though less than a quorum, and such newly elected director shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires.

      Calling Special Meetings of Stockholders. The Company's By-Laws provide that special meetings of the stockholders may be called at any time only by the Secretary of the Company at the direction of the Board.

      Amendment of Governing Documents. The Company's Certificate of Incorporation provides that, generally, it can be amended pursuant to the provisions of the laws of the State of Delaware. Under Section 242 of the Delaware General Corporation Law (the "DGCL"), the Board may propose, and the stockholders may adopt by a majority vote of the Voting Stock, an amendment to the Company's Certificate of Incorporation. However, the Company's Certificate of Incorporation also provides that the approval of 80% of the voting power of the Voting Stock, voting together as a single class, is required in order to amend, repeal or adopt any provision inconsistent with the provisions in the Certificate relating to amendment of the By-Laws, action of stockholders and the Board of Directors and to change the provisions establishing such 80% vote requirement.

      The Company's Certificate of Incorporation provides that the Company's By-Laws may be altered, amended or repealed or new provisions may be adopted by a majority of the Company's Board of Directors or with the approval of at least 80% of the voting power of the Voting Stock of the Company, voting together as a single class. Furthermore, the By-Laws provide that they may be altered, amended or repealed or new provisions may be adopted by a majority of the Board of Directors or with the approval of at least 80% of the voting power of the Voting Stock of the Company; provided, however, that a three-quarters vote of the Board of Directors is required for the Board of Directors to amend, alter, repeal or adopt new By-Laws in conflict with the provisions of the By-Laws relating to the removal of certain officers and certain amendments of the By-Laws; and provided further, however, that until December 31, 2000, a three-quarters vote of the Board of Directors is required for the Board of Directors to amend, alter, repeal or adopt new ByLaws in conflict with certain provisions of the By-Laws relating to committees, committee members and chairmen, certain changes to the number of directors and certain other amendments of the By-Laws.

      Limitation of Directors' Liability. Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. Under the Company's Certificate of Incorporation, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as in effect or as the same may be amended.

The Rights Plan

      Pursuant to a Rights Agreement (as amended, the "Rights Plan"), dated as of April 25, 1995 and amended as of February 4, 1997, with The Chase Manhattan Bank, as rights agent, holders of shares of Common Stock have certain rights (each a "Right") to purchase from the Company a unit consisting of one one-thousandth of a share of Series A Preferred
Stock at a purchase price of $175 per unit subject to adjustment. At present, each share of Common Stock is entitled to one-half Right.

      The Rights become exercisable upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date") and (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of such outstanding shares of Common Stock. After the Rights become exercisable, the Rights (other than rights held by an Acquiring Person) will entitle the holders to purchase, under certain circumstances, either Common Stock or common stock of the potential acquirer at a substantially reduced price. The Company is generally entitled to redeem the Rights at a price of $0.01 per Right at any time until ten days following the Stock Acquisition Date. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. Unless earlier redeemed, the Rights will expire at the close of business on April 21, 2005.

      The foregoing description of the Rights is qualified in its entirety by reference to the description of the Rights Plan contained in the Company's Registration Statement on Form 8-A dated April 26, 1995, as amended by a Form 8-A/A dated May 4, 1995, which is incorporated herein by reference.


                                GLOBAL SECURITIES

      The registered Debt Securities, Warrants, Purchase Contracts and Units of any series may be issued in the form of one or more fully registered global Securities (a "Registered Global Security") that will be deposited with a depositary (a "Depositary") or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series and registered in the name of such Depositary or nominee thereof. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of outstanding registered Securities of the series to be represented by such Registered Global Securities. Unless and until it is exchanged in whole for Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

      The specific terms of the depositary arrangement with respect to any portion of a series of Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

      Ownership of beneficial interests in a Registered Global Security will be limited to persons that have accounts with the Depositary for such Registered Global Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the Securities represented by such Registered Global Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Securities. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Registered Global Securities.

      So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Registered Global Security for all purposes under the applicable Indenture, Warrant Agreement, Purchase Contract or Unit Agreement. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture, Warrant Agreement, Purchase Contract or Unit Agreement. Accordingly, each person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Depositary for such Registered Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture, Warrant Agreement, Purchase Contract or Unit Agreement. The Company understands that under existing industry practices, if it requests any action of holders or if an owner of a beneficial interest in a Registered Global Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, Warrant Agreement, Purchase Contract or Unit Agreement, the Depositary for such Registered Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

      Principal, premium, if any, and interest payments on Debt Securities, and any payments to holders with respect to Warrants, Purchase Contracts or Units, represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Company, the Trustees, the Warrant Agents, the Unit Agents or any other agent of the Company, agent of the Trustees or agent of the Warrant Agents or Unit Agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      The Company expects that the Depositary for any Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or commodities to holders in respect of such Registered Global Security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in such Registered Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

      If the Depositary for any Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, the Company will issue such Securities in definitive form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Securities of such series in definitive form in exchange for all of the Registered Global Security or Securities representing such Securities. Any Securities issued in definitive form in exchange for a Registered Global Security will be registered in such name or names as the Depositary shall instruct the relevant Trustee, Warrant Agent or other relevant agent of the Company, the Trustees or the Warrant Agents. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Registered Global Security.

      The Securities of a series may also be issued in the form of one or more bearer global Securities (a "Bearer Global Security") that will be deposited with a common depositary for Euroclear and Cedel Bank or with a nominee for such depositary identified in the Prospectus Supplement relating to such series. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of Securities to be represented by a Bearer Global Security will be described in the Prospectus Supplement relating to such series.

                              PLAN OF DISTRIBUTION


      The Company may sell the Securities being offered hereby in three ways:
(i) through agents, (ii) through underwriters and (iii) through dealers. Any such underwriters, dealers or agents in the United States will include MS & Co. and/or DWR and any such underwriters, dealers or agents outside the United States will include MSIL, DWIL or other affiliates of the Company.


      Offers to purchase Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent set forth, in the Prospectus Supplement. Any such agent will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable Prospectus Supplement, on a firm commitment basis. Agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

      If any underwriters are utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

      If a dealer is utilized in the sale of the Securities in respect of which the Prospectus is delivered, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

      In order to facilitate the offering of the Securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or any other securities the prices of which may be used to determine payments on such Securities. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the Securities for their own accounts. In addition, to cover overallotments or to stabilize the price of the Securities or of any such other securities, the underwriters may bid for, and purchase, the Securities or any such other securities in the open market. Finally, in any offering of the Securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Securities in the offering if the syndicate repurchases previously distributed Securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.


      Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with their terms, by one or more firms, including MS & Co., MSIL, DWR and DWIL ("remarketing firms"), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.


      If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain purchasers to purchase Offered Debt Securities or Offered Warrants, Purchase Contracts or Units, as the case may be, from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such offers.


      Any underwriter, agent or dealer utilized in the initial offering of Securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

      MS & Co., MSIL, DWR and DWIL are wholly owned subsidiaries of the Company. Each initial offering of Securities will be conducted in compliance with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc. (the "NASD") regarding a NASD member firm's distributing the securities of an affiliate. Following the initial distribution of any Securities, MS & Co., MSIL, DWR, DWIL and other affiliates of the Company may offer and sell such Securities in the course of their business as broker-dealers (subject, in the case of Preferred Stock and Depositary Shares, to obtaining any necessary approval of the NYSE for any such offers and sales by MS & Co. and DWR ). MS & Co., MSIL, DWR, DWIL and such other affiliates may act as principals or agents in such transactions. This Prospectus may be used by MS & Co., MSIL, DWR, DWIL and such other affiliates in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale or otherwise. None of MS & Co., MSIL, DWR, DWIL or any such other affiliate is obligated to make a market in any Securities and may discontinue any market-making activities at any time without notice.


                                  LEGAL MATTERS


      The validity of the Securities will be passed upon for the Company by Brown & Wood LLP, or other counsel who is satisfactory to MS & Co., MSIL, DWR or DWIL, as the case may be, and who may be an officer of the Company. Certain legal matters relating to the Securities will be passed upon for the Underwriters by Davis Polk & Wardwell. Davis Polk & Wardwell has in the past represented Morgan Stanley and continues to represent the Company on a regular basis and in a variety of matters, including in connection with its merchant banking and leveraged capital activities.


                                     EXPERTS


      The supplemental consolidated financial statements and supplemental financial statement schedule of the Company and subsidiaries, except Morgan Stanley, as of fiscal year end 1996 and 1995 and for each of the three years in the period ended fiscal year end 1996 included in the Company's Current Report on Form 8-K dated May 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. The financial statements and financial statement schedule of Morgan Stanley (supplementally consolidated with those of the Company) have been audited by Ernst & Young LLP, independent auditors, as stated in their reports incorporated herein by reference. Such supplemental consolidated financial statements and supplemental financial statement schedule have been incorporated herein by reference in reliance upon the respective reports given upon the authority of such firms as experts in accounting and auditing.


      The consolidated financial statements of Dean Witter Discover incorporated by reference and included in Dean Witter Discover's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their reports thereon and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of Morgan Stanley incorporated by reference and included in Morgan Stanley's Annual Report on Form 10-K for the fiscal year ended November 30, 1996 have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

      With respect to the unaudited interim financial information of Dean Witter Discover for the periods ended March 31, 1997 and 1996, which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for review of such information. However, as stated in their report included in Dean Witter Discover's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because these reports are not "reports" or a "part" of the registration prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

             ERISA MATTERS FOR PENSION PLANS AND INSURANCE COMPANIES


      The Company and certain affiliates of the Company, including MS & Co. and DWR , may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Code with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the Debt Securities, Warrants or Purchase Contracts (or any Units including Debt Securities, Warrants or Purchase Contracts) are acquired by or with the assets of a pension or other employee benefit plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless such Debt Securities, Warrants or Purchase Contracts (or any Units including Debt Securities, Warrants or Purchase Contracts) are acquired pursuant to an exemption for transactions effected on behalf of such plan by a "qualified professional asset manager" or pursuant to any other available exemption. The assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA. In addition, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing Universal Warrants or Purchase Contracts should consider the possible implications of owning the securities underlying such instruments in the event of settlement by physical delivery. Any insurance company or pension or employee benefit plan proposing to invest in the Debt Securities, Warrants or Purchase Contracts (or any Units including Debt Securities, Warrants or Purchase Contracts) should consult with its legal counsel.





                          MORGAN STANLEY, DEAN WITTER,
                                 DISCOVER & CO.





                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

      The following are the expenses of the issuance and distribution of the securities being registered, all of which will be paid by the registrant. Other than the registration fee and the NASD filing fee, all of such expenses are estimated.


Registration fee.................................................  $2,121,213*
NASD filing fee..................................................      30,500
Blue Sky fees and expenses.......................................      10,000
Rating agency fees...............................................     250,000
Printing and engraving expenses..................................     675,000
Legal fees and expenses..........................................     300,000
Accounting fees and expenses.....................................     175,000
Unit Agents', Warrant Agents', Trustees' and Preferred Stock
   Depositary's fees and expenses (including counsel fees).......     135,000
Miscellaneous....................................................       6,287
   Total.........................................................  $3,703,000



----------
* Includes $304 paid on May 28, 1997. The balance being paid with the filing of this Amendment No. 1 is $2,120,909.



Item 15. Indemnification of Officers and Directors


      Article VIII of the Amended and Restated Certificate of Incorporation of the Company ("Certificate of Incorporation") and Section 6.07 of the Amended and Restated By-Laws of the Company ("By-Laws"), each as amended to date, provide for the indemnification of directors and officers. Under these provisions, any person who is a director or officer of the Company or a corporation a majority of the capital stock (other than directors' qualifying shares) of which is owned directly or indirectly by the Company (a "Subsidiary") shall be indemnified by the Company to the fullest extent permitted by applicable law. The Company's Certificate of Incorporation and By-Laws also provide that the Company may, by action of the Board of Directors, provide indemnification to any person who is or was an employee or agent (other than a director or officer) of the Company or a Subsidiary and to any person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise at the request of the Company or a Subsidiary, to the same scope and effect as the foregoing indemnification of directors and officers of the Company.

      The right to indemnification under the By-Laws includes the right to be paid the expenses incurred in connection with any proceeding in advance of its final disposition upon receipt (unless the Company upon authorization of the Board of Directors waives said requirement to the extent permitted by applicable law) of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company.

      Under the By-Laws, the Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, partner, member, employee or agent of the Company or a Subsidiary, or of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against any expense, liability or loss whether or not the Company or a Subsidiary would have the power to indemnify him against such expense, liability or loss under the provisions of applicable law.

      The Company has in effect insurance policies in the amount of $75 million for general officers' and directors' liability insurance and $25 million for fiduciary liability insurance covering all of the Company's directors and officers in certain instances where by law they may not be indemnified by the Company.

      The forms of Underwriting Agreements and Distribution Agreements filed as Exhibits 1-a, 1-b, 1-c and 1-d hereto, and incorporated herein by reference, contain certain provisions relating to the indemnification of the Company's directors, officers and controlling persons.


Item 16. Exhibits

    Exhibit
     Number                            Description
 -------------                    ---------------------


    1-a* Form of Underwriting Agreements for Debt Securities, Warrants, Purchase Contracts and Units.

    1-b*   Form of Underwriting Agreement for Preferred Stock and Depositary
           Shares.

    1-c*   Form of U.S. Distribution Agreement.

    1-d*   Form of Euro Distribution Agreement.

    4-a Amended and Restated Certificate of Incorporation of the Company (previously filed as an exhibit to the Company's Current Report on Form 8-K dated May 31, 1997 and incorporated herein by reference).

    4-b*   Form of Certificate of Designation of Offered Preferred Stock.

    4-c*   Form of Certificate of Offered Preferred Stock.

    4-d*   Form of Deposit Agreement (including Form of Depositary Receipt).


    4-e Senior Indenture dated as of April 15, 1989 between Morgan Stanley and The Chase Manhattan Bank (formerly known as Chemical Bank), Trustee (previously filed as an exhibit to Morgan Stanley's Annual Report on Form 10-K for the fiscal year ended January 31, 1993 and incorporated herein by this reference).

    4-f First Supplemental Senior Indenture, dated as of May 15, 1991, to the Senior Indenture dated as of April 15, 1989, between Morgan Stanley and The Chase Manhattan Bank (formerly known as Chemical Bank), Trustee (previously filed as an exhibit to Morgan Stanley's Annual Report on Form 10-K for the fiscal year ended January 31, 1993 and incorporated herein by this reference).

    4-g Second Supplemental Senior Indenture, dated as of April 15, 1996, to the Senior Indenture dated as of April 15, 1989 between Morgan Stanley and The Chase Manhattan Bank (formerly known as Chemical
           Bank), Trustee (previously filed as an exhibit to Morgan Stanley's Current Report on Form 8-K dated May 6, 1996 and incorporated herein by this reference).


    4-h Form of Third Supplemental Senior Indenture, dated as of June 1, 1997, to the Senior Indenture dated as of April 15, 1989 between the Company and The Chase Manhattan Bank, Trustee.


    4-i Subordinated Indenture dated as of April 15, 1989 between Morgan Stanley and The First National Bank of Chicago, Trustee (previously filed as an exhibit to Morgan Stanley's Annual Report on Form 10-K for the fiscal year ended January 31, 1993 and incorporated herein by this reference).

    4-j First Supplemental Subordinated Indenture, dated as of May 15, 1991, to the Subordinated Indenture dated as of April 15, 1989 between Morgan Stanley and The First National Bank of Chicago, Trustee (previously filed as an exhibit to Morgan Stanley's Annual Report on Form 10-K for the fiscal year ended January 31, 1993 and incorporated herein by this reference).

    4-k Second Supplemental Subordinated Indenture, dated as of April 15, 1996, to the Subordinated Indenture dated as of April 15, 1989 between Morgan Stanley and The First National Bank of Chicago, Trustee (previously filed as an exhibit to Morgan Stanley's Current Report on Form 8-K dated May 6, 1996 and incorporated herein by this reference).


    4-l Form of Third Supplemental Subordinated Indenture, dated as of June 1, 1997, to the Subordinated Indenture dated as of April 15, 1989 between the Company and The First National Bank of Chicago, Trustee.

    4-m*   Form of Floating Rate Senior Note.

    4-n*   Form of Fixed Rate Senior Note.

    4-o*   Form of Senior Variable Rate Renewable Note.

    4-p*   Form of Floating Rate Subordinated Note.

    4-q*   Form of Fixed Rate Subordinated Note.

    4-r*   Form of Subordinated Variable Rate Renewable Note.

    4-s*   Form of Temporary Global Floating Rate Senior Bearer Note.

    4-t*   Form of Temporary Global Fixed Rate Senior Bearer Note.

    4-u*   Form of Permanent Global Floating Rate Senior Bearer Note.

    4-v*   Form of Permanent Global Fixed Rate Senior Bearer Note.

    4-w*   Form of Euro Fixed Rate Senior Bearer Note.

    4-x*   Form of Euro Fixed Rate Senior Registered Note.

    4-y*   Form of Floating/Fixed Rate Senior Note.

    4-z*   Form of Senior Dollarized Bull Note.

   4-aa*   Form of S&P Indexed (Bull) Note.

   4-bb*   Form of S&P Indexed (Bear) Note.

   4-cc*   Form of Euro Fixed Rate Subordinated Registered Note.

   4-dd*   Form of Principal Exchange Rate Linked Security (PERLS) Note.

   4-ee*   Form of Reverse PERLS Note.

   4-ff*   Form of Multicurrency PERLS Note.

   4-gg*   Form of Fixed Rate Amortizing Senior Note.

   4-hh*   Form of Senior Dollarized Yield Curve Note (Bond Basis).

   4-ii*   Form of Senior Dollarized Yield Curve Note (Money Market Basis).

   4-jj*   Form of Permanent Global Senior Bull Note.

   4-kk*   Form of Definitive Floating Rate Senior Bearer Note.

   4-ll*   Form of Temporary Global Senior ECU Puttable Floating Rate Note.

   4-mm*   Form of Permanent Global Senior ECU Puttable Floating Rate Note.

   4-nn* Form of Debt Warrant Agreement for Warrants Sold Attached to Debt Securities.

   4-oo*   Form of Debt Warrant Agreement for Warrants Sold Alone.

   4-pp*   Form of Warrant Agreement for Universal Warrants.

   4-qq*   Form of Unit Agreement.

   4-rr*   Form of Put Warrant (included in Exhibit 4-pp).

   4-ss*   Form of Call Warrant (included in Exhibit 4-pp).

   4-tt*   Form of Purchase Contract (Issuer Sale) (included in Exhibit 4-qq).

   4-uu*   Form of Purchase Contract (Issuer Purchase) (included in Exhibit
           4-qq).

   4-vv*   Form of Unit Certificate (included in Exhibit 4-qq).

   5       Opinion of Brown & Wood LLP.

   12-a    Computation of Consolidated Ratio of Earnings to Fixed Charges.

   12-b Computation of Consolidated Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.

   15-a Letter of Awareness from Deloitte & Touche LLP Concerning Unaudited Financial Information.


   15-b Letter of Awareness from Ernst & Young LLP Concerning Unaudited Financial Information.

   23-a    Consent of Deloitte & Touche LLP.

   23-b    Consent of Ernst & Young LLP.


   23-c    Consent of Brown & Wood LLP (included in Exhibit 5).


   24      Powers of Attorney (included on the signature pages).


   25-a* Statement of Eligibility of The Chase Manhattan Bank, Trustee under the Senior Debt Indenture.

   25-b* Statement of Eligibility of The First National Bank of Chicago, Trustee under the Subordinated Debt Indenture.

--------------------
*  Previously filed.


Item 17. Undertakings

      (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (3)   The undersigned registrant hereby undertakes:


                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
                  10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                         (iii) To include any material information with respect
                  to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

            provided, however, that paragraphs (3)(a)(i) and (3)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this second day of June, 1997.

                                 MORGAN STANLEY, DEAN WITTER,
                                 DISCOVER & CO.

                                 By: /s/ Philip J. Purcell
                                   ---------------------------------
                                     Name: Philip J. Purcell
                                    Title: Chairman of the Board and Chief
                                           Executive Officer




                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Christine A. Edwards, Mitchell M. Merin, Ronald T. Carman, Michael T. Gregg, Jonathan C. Clark, Ralph L. Pellecchio and Martin M. Cohen and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirement of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities indicated on this second day of June, 1997.




                    Signature
                    --------
       /s/     Philip J. Purcell
-----------------------------------------------
               Philip J. Purcell                        Chairman of the Board, Chief Executive Officer

                                                                         and Director
       /s/     John J. Mack
-----------------------------------------------
               John J. Mack                             President, Chief Operating Officer and Director

       /s/     Thomas C. Schneider
-----------------------------------------------
               Thomas C. Schneider                      Executive Vice President, Chief Strategic and
                                                              Administrative Officer and Director

        /s/    Richard B. Fisher
-----------------------------------------------
               Richard B. Fisher                        Chairman of the Executive Committee of Board of
                                                                    Directors and Director

       /s/     Robert G. Scott
-----------------------------------------------
               Robert G. Scott                           Executive Vice President and Chief Financial
                                                                    Officer

       /s/     Robert P. Seass
-----------------------------------------------
               Robert P. Seass                             Controller (Principal Accounting Officer)

       /s/     Robert P. Bauman
-----------------------------------------------
               Robert P. Bauman                                            Director


       /s/     Edward A. Brennan
-----------------------------------------------
               Edward A. Brennan                                           Director

       /s/     Daniel B. Burke
-----------------------------------------------
               Daniel B. Burke                                             Director

       /s/     C. Robert Kidder
-----------------------------------------------
               C. Robert Kidder                                            Director

       /s/     Miles L. Marsh
-----------------------------------------------
               Miles L. Marsh                                              Director

       /s/     Michael A. Miles
-----------------------------------------------
               Michael A. Miles                                            Director

       /s/     Allen E. Murray
-----------------------------------------------
               Allen E. Murray                                             Director

       /s/     Paul J. Rizzo
-----------------------------------------------
               Paul J. Rizzo                                               Director


       /s/     Clarence B. Rogers, Jr.
-----------------------------------------------
               Clarence B. Rogers, Jr.                                     Director

       /s/     Laura D'Andrea Tyson
-----------------------------------------------
               Laura D'Andrea Tyson                                        Director








                                  EXHIBIT INDEX

    Exhibit
     Number                            Description
 -------------                    ---------------------

   1-a* Form of Underwriting Agreements for Debt Securities, Warrants, Purchase Contracts and Units.

   1-b*    Form of Underwriting Agreement for Preferred Stock and Depositary
           Shares.

   1-c*    Form of U.S. Distribution Agreement.

   1-d*    Form of Euro Distribution Agreement.

   4-b*    Form of Certificate of Designation of Offered Preferred Stock.

   4-c*    Form of Certificate of Offered Preferred Stock.

   4-d*    Form of Deposit Agreement (including Form of Depositary Receipt).

   4-h Form of Third Supplemental Senior Indenture, dated as of June 1, 1997, to the Senior Indenture dated as of April 15, 1989 between the Company and The Chase Manhattan Bank, Trustee.

   4-l Form of Third Supplemental Subordinated Indenture, dated as of June 1, 1997, to the Subordinated Indenture dated as of April 15, 1989 between the Company and The First National Bank of Chicago, Trustee.

   4-m*    Form of Floating Rate Senior Note.

   4-n*    Form of Fixed Rate Senior Note.

   4-o*    Form of Senior Variable Rate Renewable Note.

   4-p*    Form of Floating Rate Subordinated Note.

   4-q*    Form of Fixed Rate Subordinated Note.

   4-r*    Form of Subordinated Variable Rate Renewable Note.

   4-s*    Form of Temporary Global Floating Rate Senior Bearer Note.

   4-t*    Form of Temporary Global Fixed Rate Senior Bearer Note.

   4-u*    Form of Permanent Global Floating Rate Senior Bearer Note.

   4-v*    Form of Permanent Global Fixed Rate Senior Bearer Note.

   4-w*    Form of Euro Fixed Rate Senior Bearer Note.

   4-x*    Form of Euro Fixed Rate Senior Registered Note.

   4-y*    Form of Floating/Fixed Rate Senior Note.

   4-z*    Form of Senior Dollarized Bull Note.

   4-aa*   Form of S&P Indexed (Bull) Note.

   4-bb*   Form of S&P Indexed (Bear) Note.

   4-cc*   Form of Euro Fixed Rate Subordinated Registered Note.

   4-dd*   Form of Principal Exchange Rate Linked Security (PERLS) Note.

   4-ee*   Form of Reverse PERLS Note.

   4-ff*   Form of Multicurrency PERLS Note.

   4-gg*   Form of Fixed Rate Amortizing Senior Note.

   4-hh*   Form of Senior Dollarized Yield Curve Note (Bond Basis).

   4-ii*   Form of Senior Dollarized Yield Curve Note (Money Market Basis).

   4-jj*   Form of Permanent Global Senior Bull Note.

   4-kk*   Form of Definitive Floating Rate Senior Bearer Note.

   4-ll*   Form of Temporary Global Senior ECU Puttable Floating Rate Note.

   4-mm*   Form of Permanent Global Senior ECU Puttable Floating Rate Note.

   4-nn* Form of Debt Warrant Agreement for Warrants Sold Attached to Debt Securities.

   4-oo*   Form of Debt Warrant Agreement for Warrants Sold Alone.

   4-pp*   Form of Warrant Agreement for Universal Warrants.

   4-qq*   Form of Unit Agreement.

   4-rr*   Form of Put Warrant (included in Exhibit 4-pp).

   4-ss*   Form of Call Warrant (included in Exhibit 4-pp).

   4-tt*   Form of Purchase Contract (Issuer Sale) (included in Exhibit 4-qq).

   4-uu*   Form of Purchase Contract (Issuer Purchase) (included in Exhibit
           4-qq).

   4-vv*   Form of Unit Certificate (included in Exhibit 4-qq).

   5       Opinion of Brown & Wood LLP.

   12-a    Computation of Consolidated Ratio of Earnings to Fixed Charges.

   12-b Computation of Consolidated Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.

   15-a Letter of Awareness from Deloitte & Touche LLP Concerning Unaudited Financial Information.


   15-b Letter of Awareness from Ernst & Young LLP Concerning Unaudited Financial Information.

   23-a    Consent of Deloitte & Touche LLP.

   23-b    Consent of Ernst & Young LLP.


   23-c    Consent of Brown & Wood LLP (included in Exhibit 5).


   24      Powers of Attorney (included on the signature pages).


   25-a* Statement of Eligibility of The Chase Manhattan Bank, Trustee under the Senior Debt Indenture.

   25-b* Statement of Eligibility of The First National Bank of Chicago, Trustee under the Subordinated Debt Indenture.

-----------------
*  Previously filed.